EXECUTION COPY
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                         AMERICAN FINANCIAL GROUP, INC.




                      AMENDED AND RESTATED CREDIT AGREEMENT



                    Originally dated as of November 25, 2002

                 As amended and restated as of November 20, 2003


                              FLEET NATIONAL BANK,
                              Administrative Agent


                                -----------------


                             BANK OF AMERICA, N. A.,
                                Syndication Agent


                          KEYBANK NATIONAL ASSOCIATION,
                               Documentation Agent


                             FLEET SECURITIES, INC.,
                                    Arranger



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


                               TABLE OF CONTENTS                           PAGE

1.   Definitions; Certain Rules of Construction...............................1
2.   The Credits.............................................................14
     2.1.     Revolving Credits..............................................14
     2.2.     Application of Proceeds........................................15
     2.3.     Nature of Obligations of Lenders to Extend Credit..............16
     2.4.     Option to Extend Maturity of Credit............................16
     2.5.     Incremental Credit Increase....................................16
3.   Interest; Eurodollar Pricing Options; Fees..............................17
     3.1.     Interest.......................................................17
     3.2.     Eurodollar Pricing Options.....................................18
     3.3.     Commitment Fees................................................19
     3.4.     Capital Adequacy; Regulatory Changes...........................20
     3.5.     Taxes..........................................................21
     3.6.     Fees Due Date..................................................22
     3.7.     Computations of Interest.......................................22
     3.8.     Maximum Lawful Interest Rate...................................22
4.   Payment.................................................................22
     4.1.     Payment at Maturity............................................22
     4.2.     Mandatory Prepayments..........................................22
     4.3.     Voluntary Prepayments of Loan..................................23
     4.4.     Reborrowing....................................................23
     4.5.     Application of Payments........................................23
     4.6.     Payment........................................................23
5.   Conditions to Extending Credit..........................................23
     5.1.     Conditions on Initial Closing Date.............................23
     5.2.     Conditions to Each Extension of Credit.........................24
6.   General Covenants.......................................................25
     6.1.     Taxes and Other Charges; Accounts Payable......................25
     6.2.     Conduct of Business, etc.......................................25
     6.3.     Transactions with Affiliates...................................26
     6.4.     Insurance......................................................26
     6.5.     Financial Statements and Reports...............................26
     6.6.     Certain Financial Tests........................................30
     6.7.     Restrictions on Indebtedness...................................31
     6.8.     Restrictions on Liens..........................................32
     6.9.     Restrictions on Distributions..................................32
     6.10.    Restrictions on Investments....................................32
     6.11.    Merger, Consolidation and Sale of Assets.......................32
     6.12.    Issuance of Equity by Subsidiaries; Subsidiary Distributions...34
     6.13.    Negative Pledge Clauses........................................34
     6.14.    Compliance with ERISA..........................................34
     6.15.    Compliance with Environmental Laws.............................34
7.   Representations and Warranties..........................................35

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     7.1.     Organization and Business......................................35
     7.2.     Financial Statements and Other Information.....................35
     7.3.     Licenses, etc..................................................36
     7.4.     Changes in Condition...........................................36
     7.5.     Title to Assets................................................36
     7.6.     Litigation.....................................................37
     7.7.     Tax Returns....................................................37
     7.8.     Enforceability; No Legal Obstacle to Agreements................37
     7.9.     Defaults.......................................................38
     7.10.    Burdensome Obligations.........................................38
     7.11.    Pension Plans..................................................38
     7.12.    Government Regulation..........................................38
     7.13.    Environmental Regulation.......................................39
     7.14.    Disclosure.....................................................39
8.   Defaults................................................................39
     8.1.     Events of Default..............................................39
     8.2.     Certain Actions Following an Event of Default..................42
     8.3.     Annulment of Defaults..........................................43
     8.4.     Waivers........................................................43
9.   Expenses; Indemnity.....................................................44
     9.1.     Expenses.......................................................44
     9.2.     General Indemnity..............................................44
10.  Operations; Agent.......................................................45
     10.1.    Interests in Credits...........................................45
     10.2.    Administrative Agent's Authority to Act, etc...................45
     10.3.    Borrower to Pay Administrative Agent, etc......................45
     10.4.    Lender Operations for Advances, etc............................45
     10.5.    Administrative Agent's Resignation.............................47
     10.6.    Concerning the Administrative Agent............................47
     10.7.    Rights as a Lender.............................................49
     10.8.    Independent Credit Decision....................................49
     10.9.    Indemnification................................................49
11.  Successors and Assigns; Lender Assignments and Participations...........50
     11.1.    Assignments by Lenders.........................................50
     11.2.    Credit Participants............................................53
     11.3.    Special Purpose Funding Vehicles...............................53
12.  Confidentiality.........................................................54
13.  Notices.................................................................55
14.  Amendments, Consents, Waivers, etc......................................56
     14.1.    Lender Consents for Amendments.................................56
     14.2.    Course of Dealing, Amendments and Waivers......................57
15.  Defeasance..............................................................58
16.  Venue; Service of Process; Certain Waivers..............................58
17.  WAIVER OF JURY TRIAL....................................................58
18.  Acknowledgments.........................................................59
19.  General.................................................................59

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                                   EXHIBITS


Exhibit 1                  -        CDO Variable Interest Entities

Exhibit 2.1.4(a)           -        Form of 364-Day Revolving Note

Exhibit 2.1.4(b)           -        Form of Three-Year Revolving Note

Exhibit 5.1.2              -        Form of Subordination Agreement

Exhibit 5.2.1              -        Form of Officer's Certificate

Exhibit 6.3                -        Transactions With Affiliates

Exhibit 7.1                -        Subsidiaries

Exhibit 7.11               -        Defined Benefit Plans

Exhibit 7.13               -        Environmental Disclosure

Exhibit 10.1               -        Interest in Credits

Exhibit 11.1.1             -        Assignment and Acceptance





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                         AMERICAN FINANCIAL GROUP, INC.


                                CREDIT AGREEMENT

         This Agreement, dated as of November 20, 2003, is among American Financial Group, Inc., an Ohio corporation, Fleet National Bank, for itself and as Administrative Agent for the Lenders, Bank of America, N. A., for itself and as syndication agent for the Lenders, KeyBank National Association, for itself and as documentation agent for the Lenders and the other Lenders from time to time party hereto. The parties hereto agree as follows:

         RECITALS: Pursuant to this Agreement, the Lenders are extending to the Borrower revolving credit facilities of $280,000,000 in the aggregate, including a 364-day revolving credit facility of $93,333,333 and a three-year revolving credit facility of $186,666,667. At any time on or prior to December 31, 2003 the Borrower may request that the amount of the revolving credit facilities be increased up to $300,000,000 in the aggregate. The Borrower may request a 364-day extension of the maturity date of the 364-day revolving credit facility each year. The revolving credit facilities are unsecured. The proceeds of the revolving credit facilities may be used for general corporate purposes as provided herein.

         AMENDMENT AND RESTATEMENT: Effective as of the Restatement Closing Date, this Agreement amends and restates in its entirety the Credit Agreement dated as of November 25, 2002, as amended and in effect on the date hereof prior to giving effect to this Agreement, among the Borrower, certain of its Subsidiaries and a group of lenders for which Fleet National Bank is acting as agent. This Agreement is not a termination or novation of such existing Credit Agreement, which shall continue in effect as modified hereby. The Credit Obligations and other Credit Documents presently outstanding in connection with such existing Credit Agreement shall remain in effect from and after the Restatement Closing Date, as modified by this Agreement.

1. DEFINITIONS; CERTAIN RULES OF CONSTRUCTION. Certain capitalized terms are used in this Agreement and in the other Credit Documents with the specific meanings defined below in this Section 1. Except as otherwise explicitly specified to the contrary or unless the context clearly requires otherwise, (a) the capitalized term "Section" refers to sections of this Agreement, (b) the capitalized term "Exhibit" refers to exhibits to this Agreement, (c) references to a particular Section include all subsections thereof, (d) the word "including" shall be construed as "including without limitation", (e) accounting terms not otherwise defined herein have the meaning provided under GAAP, (f) references to a particular statute or regulation include all rules and regulations thereunder and any amendment, modification or replacement, in each case as from time to time in effect, (g) references to a particular Person include such Person's successors and assigns to the extent not prohibited by this Agreement and the other Credit Documents and (h) references to "Dollars" or "$" mean United States Funds. References to "the date hereof" mean the date first set forth above.

          "ACCUMULATED BENEFIT OBLIGATIONS" means the actuarial present value of the accumulated benefit obligations under any Plan, calculated in a manner consistent with Statement No. 87 of the Financial Accounting Standards Board.

         "ADMINISTRATIVE AGENT" means Fleet in its capacity as administrative agent for the Lenders under this Agreement, as well as its successors and assigns in such capacity pursuant to Section 10.5.

         "ADMINISTRATIVE AGENT OFFICER" shall mean any vice president or assistant vice president of the Administrative Agent or any other officers or employees of the Administrative Agent from time to time designated by it in writing to the Borrower.

         "AFC" means American Financial Corporation, an Ohio corporation prior to its merger into the Borrower on the Restatement Closing Date.

         "AFC HOLDING" means AFC Holding Company, an Ohio corporation prior to its merger into the Borrower on the Restatement Closing Date.

         "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person, and shall include (a) any officer or director or general partner of such Person and (b) any Person of which such Person or any Affiliate (as defined in clause (a) above) of such Person shall, directly or indirectly, beneficially own either (i) at least 30% of the outstanding equity securities having the general power to vote or (ii) at least 30% of all equity interests.

          "APPLICABLE EURODOLLAR MARGIN" means, for either of the 364-Day Revolving Loan or the Three-Year Revolving Loan, on any day, the percentage in the table below corresponding to the applicable S&P and Moody's Rating for the public senior debt of the Borrower at the end of the fiscal quarter prior to such day.
                                   Applicable                Applicable
 Level      S&P / Moody's       Eurodollar Margin:        Eurodollar Margin:
               Rating        364-Day Revolving Loan    Three-Year Revolving Loan
 -----      -------------    ----------------------    -------------------------
    I       > BBB+/Baa1               1.25%                       1.25%
            -
   II         BBB/Baa2                1.50%                       1.50%
  III         BBB-/Baa3               1.75%                       1.75%
   IV       < BBB-/Baa3               2.25%                       2.25%


Changes in the Applicable Eurodollar Margin shall occur on the first Banking Day after quarterly financial statements have been furnished to the Lenders in accordance with Sections 6.5.1 or 6.5.2 from time to time. In the event of a split rating of one level between the applicable Moody's and S&P ratings, the higher level shall apply. In the event of a split rating of more than one level between the applicable Moody's and S&P ratings, the level that is one level above the lower level shall apply. In the event that the financial statements required to be delivered pursuant to Section 6.5.1 or 6.5.2, as applicable, are not delivered when due, then during the period from the date upon which such financial statements were due until the date upon which they are actually delivered, the Applicable Eurodollar Margin shall be the maximum amount set forth in the table above.

         "APPLICABLE RATE" means:

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         (a)     with respect to any portion of the Loan which is at the time subject to an effective Eurodollar Pricing Option, the sum of the Applicable Eurodollar Margin plus the Eurodollar Rate; and

         (b)     with respect to any other portion of the Loan, the Base Rate.

         "APU" means American Premier Underwriters, Inc., a Pennsylvania corporation.

         "ASSIGNEE" has the meaning provided in Section 11.1.1.

         "ASSIGNMENT AND ACCEPTANCE" has the meaning provided in Section 11.1.1.

         "BANKING DAY" means any day on which banks are open to conduct business in Boston, Massachusetts and New York, New York and, if such term is used with reference to a Eurodollar Pricing Option, any day on which dealings are effected in the Eurodollars in question by first class banks in the inter-bank Eurodollar market in New York, New York and at the location of the applicable Eurodollar Office.

         "BANKRUPTCY CODE" means Title 11 of the United States Code.

         "BANKRUPTCY DEFAULT" means an Event of Default referred to in Section 8.1.13.

         "BASE RATE" means, on any day, the greater of (a) the rate of interest announced by Fleet at the Boston Office as its prime rate, or (b) the Federal Funds Rate plus 1/2%. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Changes in the rate of interest resulting from changes in the Base Rate shall take place immediately without notice or demand of any kind.

         "BORROWER" means American Financial Group, Inc., an Ohio corporation.

         "BOSTON OFFICE" means the principal banking office of the Administrative Agent in Boston, Massachusetts.

         "BY-LAWS" means all written rules, regulations, procedures and by-laws and all other documents relating to the management, governance or internal regulation of any Person other than an individual, or interpretive of the Charter of such Person, all as from time to time in effect.

         "CAPITALIZED LEASE" means any lease which is required to be capitalized on the balance sheet of the lessee in accordance with GAAP and Statement Nos. 13 and 97 of the Financial Accounting Standards Board.

         "CAPITALIZED LEASE OBLIGATIONS" means the amount of the liability reflecting the aggregate discounted amount of future payments under all Capitalized Leases calculated in accordance with GAAP and Statement Nos. 13 and 97 of the Financial Accounting Standards Board.

         "CAPITAL TRUST SECURITIES" means capital stock issued by American Financial Capital Trust I or any other trust or similar entity, the proceeds of which are invested by such Person in an equivalent amount of Subordinated Debentures.

                                       3
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         "CHARTER" means the articles of organization, certificate of incorporation, limited liability company operating agreement, statute, constitution, joint venture or partnership agreement, or other charter of any Person other than an individual, each as from time to time in effect.

         "CLOSING DATE" means any date on which any extension of credit is made pursuant to Section 2.

         "CODE" means the federal Internal Revenue Code of 1986.

         "COMMITMENT" means, with respect to any Lender, such Lender's obligations to extend the credit contemplated by this Agreement.

         "COMMITMENT FEE RATE" means, for either of the 364-Day Revolving Loan or the Three-Year Revolving Loan, on any day, the percentage in the table below corresponding to the applicable S&P and Moody's Rating for the public senior debt of the Borrower at the end of the fiscal quarter prior to such day.

 Level   S&P / Moody's       Commitment Fee Rate:       Commitment Fee Rate:
            Rating          364-Day Revolving Loan   Three-Year Revolving Loan
 -----   -------------      ----------------------   -------------------------
    I    > BBB+/Baa1               0.200%                     0.30%
         -
   II      BBB/Baa2                0.250%                     0.35%
  III      BBB-/Baa3               0.300%                     0.40%
   IV    < BBB-/Baa3               0.375%                     0.50%

Changes in the Commitment Fee Rate shall occur on the first Banking Day after quarterly financial statements have been furnished to the Lenders in accordance with Sections 6.5.1 or 6.5.2 from time to time. In the event of a split rating of one level between the applicable Moody's and S&P ratings, the higher level shall apply. In the event of a split rating of more than one level between the applicable Moody's and S&P ratings, the level that is one level above the lower level shall apply. In the event that the financial statements required to be delivered pursuant to Section 6.5.1 or 6.5.2, as applicable, are not delivered when due, then during the period from the date upon which such financial statements were due until the date upon which they are actually delivered, the Commitment Fee Rate shall be the maximum amount set forth in the table above.

         "CONSOLIDATED" and "CONSOLIDATING", when used with reference to any term, mean that term (or the terms "combined" and "combining", as the case may be, in the case of partnerships and joint ventures) as applied to the accounts of the Borrower (or other specified Person) and all of its Subsidiaries (or other specified Persons), or such of its Subsidiaries as may be specified, consolidated (or combined) in accordance with GAAP and with appropriate deductions for minority interests in Subsidiaries.

         "CREDIT DOCUMENTS" means:

     (a) This Agreement, the Revolving Notes, the Subordination Agreement and any Interest Rate Protection Agreement provided by a Lender (or an Affiliate of a Lender) to the Borrower, each as from time to time in effect; and
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     (b) Any other present or future agreement or instrument from time to time entered into among the Administrative Agent or all the Lenders, on the one hand, and the Borrower or any of its Subsidiaries, or any other Person as a guarantor, pledgor or other obligor, on the other hand, relating to, amending or modifying this Agreement or any other Credit Document referred to above or which is stated to be a Credit Document, each as from time to time in effect.

         "CREDIT OBLIGATIONS" means all present and future liabilities, obligations and Indebtedness of the Borrower, any of its Subsidiaries or any other Person becoming party to a Credit Document as a guarantor, pledgor or other obligor owing to the Lenders or any of them under or in connection with this Agreement or any other Credit Document, including obligations in respect of principal, interest, commitment fees, amounts provided for in Sections 3.2.4,
3.4 and 3.5, and other fees, charges, indemnities and expenses from time to time owing hereunder or under any other Credit Document, including payment and reimbursement obligations under Interest Rate Protection Agreements that constitute Credit Documents (all whether accruing before or after a Bankruptcy Default and regardless of whether allowed as a claim in bankruptcy or similar proceedings).

         "CREDIT PARTICIPANT" has the meaning provided in Section 11.2.

         "DEFAULT" means any Event of Default and any event or condition which with the passage of time or giving of notice, or both, would become an Event of Default.

         "DELINQUENCY PERIOD" has the meaning provided in Section 10.4.3.

         "DELINQUENT PAYMENT" has the meaning provided in Section 10.4.3.

         "DISTRIBUTION" means:

                  (a) The declaration or payment of any dividend, on or in respect of any shares of any class of capital stock of the Borrower or any of its Subsidiaries, other than dividends payable solely in shares of common stock of the payor;

                  (b) The purchase or other retirement of any shares of any class of capital stock of the Borrower or any of its Subsidiaries directly or indirectly through a Subsidiary or otherwise;

                  (c) Any other distribution on or in respect of any shares of any class of capital stock of the Borrower or any of its Subsidiaries; or

                  (d) Any payment of principal of or interest or premium on, or any purchase or other retirement of, any Indebtedness required to be, or which is by its terms, subordinated to any of the Credit Obligations, including (i) the Subordinated Debentures and (ii) Indebtedness of the Borrower owing to any of its Subsidiaries or Affiliates.

         "ELIGIBLE ASSIGNEE" means (a) a Lender, (b) an Affiliate of a Lender,
(c) a Related Fund and (d) subject to the prior approval of the Administrative Agent and, so long as no Event of

Default shall have occurred and be continuing, the Borrower, such approval by the Administrative Agent and the Borrower not to be unreasonably withheld:

                    (i) a commercial bank organized under the laws of the United States of America, or any state thereof, and having total assets in excess of $500,000,000;

                    (ii) a savings and loan association or savings bank organized under the laws of the United States of America, or any state thereof, and having total assets in excess of $500,000,000;

                    (iii) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow or of the Cayman Islands, or a political subdivision of any such country, and having total assets in excess of $500,000,000, so long as such bank is acting through a branch or agency located in the United States of America;

                    (iv) the central bank of any country that is a member of the Organization for Economic Cooperation and Development; and

                    (v) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $500,000,000;

PROVIDED, HOWEVER, that the Borrower or an Affiliate of the Borrower shall not qualify as an Eligible Assignee under any circumstances.

         "ENVIRONMENTAL LAWS" means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.

         "ERISA" means the Employee Retirement Income Security Act of 1974.

         "ERISA GROUP MEMBER" means the Borrower and any of its Subsidiaries and any Person which is a member of the controlled group or under common control with the Borrower or any of its Subsidiaries within the meaning of sections 414(b) or 414(c) of the Code or section 4001(a)(14) of ERISA.

         "EURODOLLAR BASIC RATE" means, for any Eurodollar Interest Period:

                    (a) the rate of interest at which deposits of United States Funds are offered in the London interbank market for a period of time equal to such Eurodollar Interest Period that appears on Dow Jones Market Service Page 3750 (or any successor service) as of 11:00 a.m. (London time) two Banking Days prior to the Banking Day on which such Eurodollar Interest Period begins or

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
                    (b) if no such rate appears on Dow Jones Market Service Page 3750 (or any successor service), the rate of interest determined by the Administrative Agent to be the average of up to four interest rates per annum at which deposits of United States Funds are offered in the London interbank market for a period of time equal to such Eurodollar Interest Period which appear on the Reuter's Screen LIBO Page (or any successor service) as of 11:00 a.m. (London time) two Banking Days prior to the Banking Day on which such Eurodollar Interest Period begins if at least two such offered rates so appear on the Reuter's Screen LIBO Page (or any successor service) or

                    (c) if no such rate appears on the Dow Jones Market Service Page 3750 (or any successor service) and fewer than two offered rates appear on the Reuter's Screen LIBO Page (or any successor service), the rate of interest at which deposits of United States Funds in an amount comparable to the portion of the Loan as to which the related Eurodollar Pricing Option has been elected and which have a term corresponding to such Eurodollar Interest Period are offered to the Agent by first class banks in the London inter-bank market for delivery in immediately available funds at a Eurodollar Office on the first day of such Eurodollar Interest Period as determined by the Administrative Agent at approximately 11:00 a.m. (London time) two Banking Days prior to the date upon which such Eurodollar Interest Period is to commence (which determination by the Administrative Agent shall, in the absence of manifest error, be conclusive).

         "EURODOLLAR INTEREST PERIOD" means any period, selected as provided in
Section 3.2.1, of one, two, three or six months commencing on any Banking Day; provided, however, that subject to Section 3.2.3, if any Eurodollar Interest Period so selected would otherwise begin or end on a date which is not a Banking Day, such Eurodollar Interest Period shall instead begin or end, as the case may be, on the next succeeding Banking Day unless such next succeeding Banking Day would fall in the next calendar month, in which case such Eurodollar Interest Period shall end on the next preceding Banking Day, and if there exists no day numerically corresponding to the commencement date of such Eurodollar Interest Period in the month in which the last day of such Eurodollar Interest Period would otherwise fall, such Eurodollar Interest Period shall end on the last Banking Day of such month; provided, however, that if any Eurodollar Interest Period would extend beyond the Final Maturity Date, the last day of such Eurodollar Interest Period shall be the Final Maturity Date, all in accordance with the then current banking practice in the inter-bank Eurodollar market with respect to Eurodollar deposits at the applicable Eurodollar Office.

         "EURODOLLAR OFFICE" means such non-United States office or international banking facility of any Lender as such Lender may from time to time select.

         "EURODOLLAR PRICING OPTIONS" means the options granted pursuant to
Section 3.2.1 to have the interest on all or any portion of the Loan computed on the basis of a Eurodollar Rate.

         "EURODOLLAR RATE" for any Eurodollar Interest Period means the rate, rounded to the nearest 1/100%, obtained by dividing (a) the Basic Eurodollar Rate for such Eurodollar Interest Period by (b) an amount equal to 1 MINUS the Eurodollar Reserve Rate; PROVIDED, HOWEVER, that if at any time during such Eurodollar Interest Period the Eurodollar Reserve Rate applicable to any outstanding Eurodollar Pricing Option changes, the Eurodollar Rate for such Eurodollar Interest

Period shall automatically be adjusted to reflect such change, effective as of the date of such change.

         "EURODOLLAR RESERVE RATE" means the stated maximum rate (expressed as a decimal) of all reserves (including any basic, supplemental, marginal or emergency reserve or any reserve asset), if any, as from time to time in effect, required by any Legal Requirement to be maintained by any Lender against (a) "Eurocurrency liabilities" as specified in Regulation D of the Board of Governors of the Federal Reserve System, (b) any other category of liabilities that includes deposits by reference to which the interest rate on portions of the Loan subject to Eurodollar Pricing Options is determined, (c) the principal amount of or interest on any portion of the Loan subject to a Eurodollar Pricing Option, or (d) any other category of extensions of credit, or other assets, that includes loans by a non-United States office of any of the Lenders to United States residents.

         "EURODOLLARS" means, with respect to any Lender, deposits of United States Funds in a non-United States office or an international banking facility of such Lender.

         "EVENT OF DEFAULT" has the meaning provided in Section 8.1.

         "EXCHANGE ACT" means the federal Securities Exchange Act of 1934.

         "FEDERAL FUNDS RATE" means, for any day, (a) the rate equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as such weighted average is published for such day (or, if such day is not a Banking Day, for the immediately preceding Banking Day) by the Federal Reserve Bank of New York or (b) if such rate is not so published for such Banking Day, as determined by the Administrative Agent using any reasonable means of determination. Each determination by the Administrative Agent of the Federal Funds Rate shall, in the absence of manifest error, be conclusive.

         "FINAL MATURITY DATE" means (a) with respect to the 364-Day Revolving Loan, November 19, 2004, or such later date as determined in accordance with
Section 2.4 and (b) with respect to the Three-Year Revolving Loan, November 24, 2005.

         "FINANCIAL OFFICER" means, with respect to any Person, the chief financial officer or treasurer of such Person or a vice president whose primary responsibility is for the financial affairs of such Person.

         "FINANCING DEBT" means:

                  (a) Indebtedness for borrowed money;

                  (b) Indebtedness evidenced by notes, debentures or similar instruments;

                  (c) Indebtedness in respect of Capitalized Leases;

                  (d) Indebtedness for the deferred purchase price of assets
                      (other than normal trade accounts payable in the ordinary course of business); and

                  (e) Indebtedness in respect of mandatory redemption or
                      dividend rights on capital stock (or other equity).

         "GAAP" means generally accepted accounting principles, as defined by the Financial Accounting Standards Board, as from time to time in effect.

         "GAFR" means Great American Financial Resources, Inc., a Delaware corporation.

         "GAIC" means Great American Insurance Corporation, an Ohio corporation.

         "GALIC" means Great American Life Insurance Company, an Ohio corporation.

         "GRANTING LENDER" has the meaning provided in Section 11.3.

         "HOLDING COMPANIES" means, collectively, the Borrower and APU.

          "INDEBTEDNESS" means all obligations, contingent or otherwise, which in accordance with GAAP should be classified upon the obligor's balance sheet as liabilities, but in any event including:

                  (a) Indebtedness for borrowed money;

                  (b) Indebtedness evidenced by notes, debentures or similar instruments;

                  (c) Indebtedness in respect of Capitalized Leases;

                  (d) Indebtedness for the deferred purchase price of assets
                      (other than normal trade accounts payable in the ordinary
                       course of business); and

                  (e) Indebtedness in respect of mandatory redemption or
                      dividend rights on capital stock (or other equity).

                  (f) Liabilities secured by any Lien existing on property owned or acquired by the obligor or any Subsidiary thereof, whether or not the liability secured thereby shall have been assumed; and

                  (g) All guarantees and endorsements in respect of
                      Indebtedness of others.

         "INDEMNITEE" has the meaning provided in Section 9.2.

         "INSURANCE AUTHORITIES" means collectively, in relation to any particular jurisdiction, the insurance regulatory authorities, commissions, agencies, departments, boards or other authorities of or in that jurisdiction.

         "INSURANCE SUBSIDIARY" means each Subsidiary of the Borrower engaged primarily in the insurance business and licensed as an insurance company in one or more states, and shall in any event include (a) GAIC, (b) GALIC, (c) RICA, and (d) the successors and assigns of any of the foregoing permitted under this Agreement.

         "INTEREST AND DIVIDEND CHARGES" means, for any period, the sum (without duplication) of:

                  (a) the aggregate amount of interest, including commitment fees, charges in the nature of interest under Capitalized Leases and net amounts due under Interest Rate Protection Agreements, accrued directly by the Holding Companies (whether such interest is reflected as an item of expense or capitalized) in accordance with GAAP,

         PLUS     (b) actual cash dividends (including liquidating distributions and dividends paid on Capital Trust Securities) paid by the Holding Companies (other than regular cash dividends paid on the Borrower's common stock in amounts consistent with past practice and other than dividends paid to any Holding Company) with respect to capital stock.

         "INTEREST RATE PROTECTION AGREEMENT" means any interest rate swap, interest rate cap, interest rate bridge or other contractual arrangement protecting a Person against changes in interest rates on Financing Debt provided by any Lender (or an Affiliate of a Lender).

         "INVESTMENT" means:

                  (a) any loan, advance or extension of credit (including any guarantees of the Indebtedness of) to any other Person;

                  (b) any contribution to the capital of any other Person or the purchase of any shares of capital stock, partnership or other equity interest; and

                  (c) any consideration (other than cash) received upon any sale of property;

PROVIDED, HOWEVER, that the term "Investment" shall not include (i) investments and reinvestments in portfolio securities in the ordinary course of business,
(ii) sales or other transfers of portfolio assets among the Borrower and its Subsidiaries in the ordinary course of business, (iii) trade and customer accounts receivable for property leased, goods furnished or services rendered in the ordinary course of business and payable on a current basis in accordance with customary trade terms, (iv) deposits, advances or prepayments to suppliers for property leased or licensed, goods furnished and services rendered in the ordinary course of business, (v) advances to employees for relocation and travel expenses, drawing accounts and similar expenditures, (vi) stock or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due to any Person or as security for any such Indebtedness or claims or (vii) demand deposits in banks or similar financial institutions.

         "IPC" means Infinity Property & Casualty Corporation, an Ohio corporation.

         "LEGAL REQUIREMENT" means any requirement imposed upon any of the Lenders by any law of the United States of America or any jurisdiction in which any Eurodollar Office is located or by any regulation, order, interpretation, ruling or official directive of the Board of Governors of the Federal Reserve System or any other board or governmental or administrative agency of the United States of America, any central bank or of any jurisdiction in which any Eurodollar Office is located, or of any political subdivision of any of the foregoing. Any requirement imposed by any such regulation, order, interpretation, ruling or official directive not having the force of law shall be deemed to be a Legal Requirement if any of the Lenders reasonably believes that compliance therewith is in the best interest of such Lender.

         "LENDERS" means the Administrative Agent and the other banks and other Persons owning a Percentage Interest and their respective successors and assigns, including Assignees under Section 11.1.

         "LIEN" means, with respect to any Person:

                  (a) Any encumbrance, mortgage, pledge, lien, charge or other security interest of any kind upon any property or assets of such Person, whether now owned or hereafter acquired, or upon the income or profits or proceeds therefrom;

                  (b) Any arrangement or agreement which prohibits such Person from creating encumbrances, mortgages, pledges, liens, charges or other security interests;

                  (c) The acquisition of, or the agreement or option to acquire, any property or assets upon conditional sale or subject to any other title retention agreement, device or arrangement (including a Capitalized Lease); and

                  (d) The sale, assignment, pledge or transfer for security of any accounts, general intangibles or chattel paper of such Person, with or without recourse.

         "LINDNER FAMILY MEMBERS" means, collectively, Carl H. Lindner,
Richard E. Lindner, Robert D. Lindner, Carl H. Lindner III, S. Craig Lindner and Keith E. Lindner, the respective estates, spouses, heirs, ancestors, lineal descendants, legatees and legal representatives of any of the foregoing and the trustee of any bona fide trust of which one or more of the foregoing are the sole beneficiaries or the grantors thereof.

         "LOAN" has the meaning provided in Section 2.1.2.

         "MARGIN STOCK" means "margin stock" within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

         "MATERIAL ADVERSE CHANGE" means, since December 31, 2002, a material adverse change in the business, assets, financial condition, income or prospects of the Borrower and its Subsidiaries (on a Consolidated basis), whether as a result of (a) general economic conditions affecting the industries in which such Persons or the businesses in which they have made their principal investments operate, (b) fire, flood or other natural calamities, (c) environmental pollution, (d) regulatory changes, judicial decisions, war or other governmental action or (e) any other event or development, whether or not related to those enumerated above.

         "MULTIEMPLOYER PLAN" means any Plan which is a "multiemployer plan" as defined in section 4001(a)(3) of ERISA.

         "NATIONAL INTERSTATE" means National Interstate Corporation, an Ohio corporation owned by GAIC.

         "NET INCOME" means, for any period, the net income of the Borrower and its Subsidiaries on a Consolidated basis, determined in accordance with GAAP.

         "NET WORTH" means, on any date, the sum of (a) the aggregate amount reported on the Consolidated balance sheet of the Borrower and its Subsidiaries under "Total Shareholders' Equity", but excluding (i) all amounts in respect of unrealized gains or losses, net of taxes, on fixed maturity securities and (ii) any redeemable capital stock (or redeemable shares of other beneficial interest) plus (b) to the extent not included in clause (a) above, Capital Trust Securities permitted by Section 6.12.1, in each case as determined in accordance with GAAP.

         "NONPERFORMING LENDER" has the meaning provided in Section 10.4.3.

         "PAYMENT DATE" means the first Banking Day of each January, April, July and October of each year.

         "PBGC" means the Pension Benefit Guaranty Corporation or any successor entity.

         "PERCENTAGE INTEREST" means, with respect to any Lender, the Commitment of such Lender with respect to the respective portions of the Loan. For purposes of determining votes or consents by the Lenders, the Percentage Interest of any Lender shall be computed as follows: (a) at all times when no Event of Default under Section 8.1.1 and no Bankruptcy Default exists, the ratio that the respective Commitments of such Lender bears to the total Commitments of all Lenders as from time to time in effect and reflected in the Register, and (b) at all other times, the ratio that the respective amounts of the outstanding Loan owing to such Lender bear to the total outstanding Loan owing to all Lenders.

         "PERFORMING LENDER" has the meaning provided in Section 10.4.3.

         "PERSON" means any present or future natural person or any corporation, association, partnership, joint venture, limited liability company, business trust, trust, organization, business, individual or government or any governmental agency or political subdivision thereof.

         "PLAN" means, at any time, any pension or other employee benefit plan subject to Title IV of ERISA maintained, or to which contributions have been made, by the Borrower or any of its Subsidiaries within six years prior to such time.

         "QUALIFIED INSTITUTIONAL BUYER" means:

                  (a) A duly authorized domestic bank, savings and loan association, registered investment company, registered investment adviser or registered dealer, acting for its own account or the accounts of other Qualified Institutional Buyers, which in the aggregate owns and invests on a discretionary basis at least
         $100 million in securities and (if a bank or savings and loan association) which has a net worth of at least $100 million;

                  (b) A foreign bank or savings and loan association or equivalent institution, acting for its own account or the account of other Qualified Institutional Buyers, which in the aggregate owns and invests on a discretionary basis at least $100 million in securities and has a net worth of at least $100 million; or

                  (c) Any other entity which also constitutes a "qualified institutional buyer" as defined in Rule 144A under the Securities Act.

         "REGISTER" has the meaning provided in Section 11.1.3.

         "RELATED FUND" means, with respect to any Lender that is a fund that invests in senior bank loans, any other fund that invests in senior bank loans and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

         "REQUIRED MAJORITY LENDERS" means such Lenders as own at least 51% of the Percentage Interests.

         "RESTATEMENT CLOSING DATE" means the initial date on which all the conditions set forth in Section 5.1 are satisfied or waived in accordance with the terms hereof.

         "REVOLVING NOTES" has the meaning provided in Section 2.1.4.

         "RICA" means Republic Indemnity Company of America, a California corporation.

         "SPV" has the meaning provided in Section 11.3.

         "SECURITIES ACT" means the federal Securities Act of 1933.

         "SUBORDINATED DEBENTURES" means any subordinated debentures (which debentures shall be subordinated to the Credit Obligations on market terms) issued by the Borrower or any of its Subsidiaries on or prior to the date hereof (or, in the case only of GAFR, after the date hereof as contemplated by Section 6.12.1(c)(ii)) to American Financial Capital Trust I or any other trust or similar entity controlled by the Borrower or any of its Subsidiaries.

         "SUBORDINATION AGREEMENT" has the meaning provided in Section 5.1.2.

         "SUBSIDIARY" means any Person of which the Borrower (or other specified Person) shall at the time, directly or indirectly through one or more of its Subsidiaries, (a) own more than 50% of the outstanding capital stock (or other shares of beneficial interest) or more than 50% of such stock (or other shares of beneficial interest) entitled to vote generally, (b) hold more than 50% of the partnership, joint venture or similar interests or (c) be a general partner or joint venturer.

         "TAX" means any tax, levy, impost, duty, deduction, withholding or other charge of whatever nature at any time required by any Legal Requirement
(a) to be paid by any Lender or (b) to be withheld or deducted from any payment otherwise required hereby to be made by the Borrower to any Lender, in each case on or with respect to (i) any Eurodollar deposit purchased in the inter-bank Eurodollar market which was used to fund any portion of the Loan subject to a Eurodollar Pricing Option, (ii) any portion of the Loan subject to a Eurodollar Pricing Option funded with the proceeds of any such Eurodollar deposit, (iii) the principal amount of or interest on any portion of the Loan, or (iv) funds transferred from a non-United States office or an international banking facility to a United States office of such Lender in order to fund a portion of the Loan subject to a Eurodollar Pricing Option; provided, however, that the term "Tax" shall not include (1) taxes imposed upon or measured by the net income or net worth of such Lender, (2) taxes which would have been imposed even if there had been no provision for Eurodollar Pricing Options in this Agreement or (3) amounts required to be withheld by such Lender from payments of interest to Persons from whom Eurodollar deposits were purchased by such Lender.

         "364-DAY REVOLVING LOANS" has the meaning provided in Section 2.1.1.

         "364-DAY REVOLVING LOAN MAXIMUM AMOUNT OF CREDIT" has the meaning provided in Section 2.1.1.

         "THREE-YEAR REVOLVING LOANS" has the meaning provided in Section 2.1.2.

         "THREE-YEAR REVOLVING LOAN MAXIMUM AMOUNT OF CREDIT" has the meaning provided in Section 2.1.2.

         "TOTAL CAPITALIZATION" means, on any date, the sum, without duplication, of (a) Total Financing Debt plus (b) Net Worth plus (c) all amounts appearing on the Consolidated balance sheet of the Borrower and its Subsidiaries in the line item "Minority Interest", all determined in accordance with GAAP.

         "TOTAL FINANCING DEBT" means, on any date, the aggregate amount of all Financing Debt of the Borrower and its Subsidiaries on a Consolidated basis, including in any event any capital stock (or other shares of beneficial interest) which constitutes Financing Debt, all determined in accordance with GAAP, but excluding Indebtedness in respect of (a) the Capital Trust Securities permitted by Section 6.12.1 (including the Subordinated Debentures) and (b) any collateralized debt obligation fund managed by the Borrower which is listed on
Exhibit 1 and which Indebtedness in this clause (b) is carried as "Long Term Debt - Variable Interest Entities" on the Borrower's balance sheet from time to time in accordance with GAAP.

         "2002 FORM 10-K" has the meaning provided in Section 7.2.

         "UNITED STATES FUNDS" means such coin or currency of the United States of America as at the time shall be legal tender therein for the payment of public and private debts.

2.       THE CREDITS.

2.1.     REVOLVING CREDITS.

2.1.1. 364-DAY REVOLVING LOAN. Subject to all the terms and conditions of this Agreement and so long as no Default exists, each Lender will severally lend to the Borrower loans (collectively, the "364-DAY REVOLVING LOAN") in an aggregate principal amount not to exceed at any time outstanding such Lender's Percentage Interest in an amount (the "364-DAY REVOLVING LOAN MAXIMUM AMOUNT OF CREDIT") equal to the lesser of:

              (a)      $93,333,333, or

              (b) such amount (in an integral multiple of $1,000,000) specified by irrevocable notice from the Borrower to the Lenders.

2.1.2. THREE-YEAR REVOLVING LOAN. Subject to all the terms and conditions of this Agreement and so long as no Default exists, each Lender will severally lend to the Borrower loans (collectively, the "THREE-YEAR REVOLVING LOAN") in an aggregate principal amount not to exceed at any time outstanding such Lender's Percentage Interest in an amount (the "THREE-YEAR REVOLVING LOAN MAXIMUM AMOUNT OF CREDIT") equal to the lesser of:

              (a)      $186,666,667 or

              (b) such amount (in an integral multiple of $1,000,000) specified by irrevocable notice from the Borrower to the Lenders.

The aggregate principal amount of the 364-Day Revolving Loan and the Three-Year Revolving Loan at any one time outstanding is referred to herein as the "Loan".

2.1.3. BORROWING REQUESTS. Revolving loans will be made to the Borrower by the Lenders under Sections 2.1.1 and 2.1.2 on any Banking Day on or after the initial Closing Date and prior to the Final Maturity Date for such loans. Not later than 11:00 AM (Boston time) on the Banking Day (or third Banking Day if any portion of such loan will be subject to a Eurodollar Pricing Option on the requested Closing Date) requested as the Closing Date for any such loan, the Borrower will give the Administrative Agent notice of its request (which may be given by a telephone call received by an Administrative Agent Officer and promptly confirmed in writing), specifying (a) the amount of the requested loan (not less than $1,000,000 and an integral multiple of $1,000,000), and (b) the requested Closing Date therefor. Each such loan will be made at the Boston Office by depositing the amount thereof to the general account of the Borrower with the Administrative Agent. In connection with each such loan, the Borrower shall furnish to the Administrative Agent a certificate dated the applicable Closing Date in substantially the form of Exhibit 5.2.1, together with any other documents required by Section 5.2.

2.1.4. REVOLVING NOTES. The Loan shall be evidenced by notes in substantially the form of (a) the 364-Day Revolving Note contained in Exhibit 2.1.4(a) and (b) the Three-Year Revolving Note contained in Exhibit 2.1.4(b) (collectively, the "REVOLVING NOTES") payable by the Borrower to the respective Lenders. Each Lender shall keep a record of the date and amount of (a) each loan made by such Lender pursuant to Section
         2.1.1 or 2.1.2 and (b) each payment of principal made pursuant to
         Section 4. The record made by each Lender pursuant to this Section shall, in the absence of manifest error, be conclusive. Prior to the transfer of any Revolving Note, the Lender shall endorse on a schedule thereto appropriate notations evidencing such dates and amounts; PROVIDED, HOWEVER, that the failure of any Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower under this Agreement, the Revolving Notes or any other Credit Document.

2.2. APPLICATION OF PROCEEDS. The Borrower covenants that the proceeds of the Loan will be applied only for lawful corporate purposes of the Borrower, including acquisitions, increasing the statutory capital of Insurance Subsidiaries, making loans or advances to Subsidiaries for any of their lawful corporate purposes and for the repayment from time to time of any Financing Debt of the Borrower and its Subsidiaries. The Borrower will not directly or indirectly apply any part of the proceeds of any extension of credit made pursuant to this Agreement to purchase or to carry Margin Stock or to refinance any loan incurred for such purpose or to any transaction prohibited by laws or regulations applicable to any of the Lenders.

2.3. NATURE OF OBLIGATIONS OF LENDERS TO EXTEND CREDIT. The Lenders' obligations under this Agreement to make the Loan are several and are not joint or joint and several. If any Lender shall fail to perform its obligations to extend such credit, the amount of the Commitment of the Lender so failing to perform may be assumed by the other Lenders, in their absolute discretion, in such proportions as such Lenders may agree among themselves, so that the aggregate amount of the Commitment to make the Loan provided for in this Section 2 shall not be reduced and the Percentage Interest of each other Lender shall be appropriately adjusted; PROVIDED, HOWEVER, that such assumption and adjustment shall not relieve the Lenders from any of their obligations to make such extension of credit or to repay any Delinquent Payment required by
         Section 10.4.3.

2.4. OPTION TO EXTEND MATURITY OF CREDIT. So long as no Default exists, the Borrower may request by written notice to the Administrative Agent, not more than 75 days nor less than 60 days prior to the Final Maturity Date for the 364-Day Revolving Loan, that the Final Maturity Date for the 364-Day Revolving Loan be extended for an additional 364 days. The Lenders shall consider such request in their sole discretion, and may propose additional terms, including changes in the interest rates, fees and covenants as a condition to any extension. Any decision to extend such Final Maturity Date must be unanimously agreed to in writing by all Lenders. The Administrative Agent on behalf of the Lenders shall provide a written response to the Borrower's request not later than 30 days following receipt of such request. In the event that all Lenders offer to extend such Final Maturity Date pursuant hereto, the Borrower may accept such offer by written notice received by the Administrative Agent not later than 15 days prior to such anniversary.

2.5.     INCREMENTAL CREDIT INCREASE.

2.5.1. INCREMENTAL CREDIT INCREASE REQUESTS. At any time on or prior to December 31, 2003, so long as no Default exists, the Borrower may request, by written notice to the Administrative Agent (the "INCREMENTAL CREDIT INCREASE REQUEST"), an increase in the 364-Day Revolving Loan Maximum Amount of Credit and/or the Three-Year Revolving Loan Maximum Amount of Credit in a minimum aggregate amount of $5,000,000, the aggregate amount of all such increases from time to time not to exceed $20,000,000 (the "INCREMENTAL CREDIT INCREASE").
         The Incremental Credit Increase will constitute a portion of the 364-Day Revolving Loans or the Three-Year Revolving Loans, as may be agreed among the Administrative Agent, the Borrower and those respective financial institutions (including any existing Lenders) that provide the Incremental Credit Increase. Upon receipt of any Incremental Credit Increase Request and any other information as the Administrative Agent may reasonably request in connection therewith, the Administrative Agent shall promptly notify the Lenders of such Incremental Credit Increase Request. No Lender shall be deemed to have committed to participate in the Incremental Credit Increase as of the date hereof, nor shall any Lender have any obligation to participate in any Incremental Credit Increase.

2.5.2.   INCREMENTAL CREDIT INCREASE CLOSING.  Each financial institution
         (other than an existing Lender) participating in the Incremental Credit Increase, the Borrower and the Administrative Agent shall execute and deliver a joinder to the Credit Agreement to evidence that such financial institution has become party to the Credit Agreement as a Lender and its Commitment in the Incremental Credit Increase. Any existing Lender providing a Commitment in the Incremental Credit Increase shall execute and deliver to the Administrative Agent an appropriate agreement reflecting its increased Commitment. The Administrative Agent shall make the corresponding adjustments to the Lenders' respective Percentage Interests under Section 10.1 and the Register. The obligations of such new Lenders (and any existing Lenders) participating in the Incremental Credit Increase to make the extensions of credit pursuant to Section 2.1 shall also be subject to the satisfaction, on or before the funding of the Incremental Credit Increase, of such conditions as may be determined by the Administrative Agent, including the payment of any syndication or closing fees specified by the Administrative Agent in connection with such Incremental Credit Increase. Upon such event, the Lenders and the Borrower shall make any necessary arrangements among themselves so that, after giving effect to the Incremental Credit Increase, the 364-Day Revolving Loan and the Three-Year Revolving Loan are held by the Lenders in accordance with their Percentage Interests as then in effect.

3.       INTEREST; EURODOLLAR PRICING OPTIONS; FEES.

3.1. INTEREST. The Loan shall accrue and bear daily interest at a rate per annum which shall at all times equal the Applicable Rate. Prior to any stated or accelerated maturity of the Loan, the Borrower will, on each Payment Date, beginning on the first Payment Date after the initial Closing Date, pay the accrued and unpaid interest on the portion of the Loan which was not subject to a Eurodollar Pricing Option. On the last day of each Eurodollar Interest Period or on any earlier termination of any Eurodollar Pricing Option, the Borrower will pay the accrued and unpaid interest on the portion of the Loan which was subject to the Eurodollar Pricing Option which expired or terminated on such date; PROVIDED, HOWEVER, that if any Eurodollar Interest Period is longer than three months, the Borrower will also pay the accrued and unpaid interest on the portion of the Loan subject to the Eurodollar Pricing Option having such Eurodollar Interest Period at three month intervals, the first such payment to be made on the last Banking Day of the three month period which begins on the first day of such Eurodollar Interest Period. On any stated or accelerated maturity of the Loan, the Borrower will pay all accrued and unpaid interest on the Loan, including any accrued and unpaid interest on such portion of the Loan which is subject to a Eurodollar Pricing Option. In addition, the Borrower will, on demand, pay daily interest on any overdue installments of principal and, to the extent not prohibited by applicable law, on any overdue installments of interest and fees owed under any Credit Document at a rate per annum which is at all times equal to the sum of 2% plus the highest Applicable Rate then in effect. All payments of interest hereunder shall be made to the Administrative Agent for the account of the Lenders in accordance with the Lenders' respective Percentage Interests.

3.2.     EURODOLLAR PRICING OPTIONS.

3.2.1. EURODOLLAR PRICING OPTIONS. Subject to all the terms and conditions hereof and so long as no Default exists, the Borrower may from time to time, by irrevocable notice to the Administrative Agent received not less than three Banking Days prior to the commencement of the Eurodollar Interest Period selected in such notice, elect to have such portion of the Loan as the Borrower may specify in such notice accrue and bear daily interest during the Eurodollar Interest Period so selected at the Applicable Rate computed on the basis of the Eurodollar Rate. No such election shall become effective if, prior to the commencement of any such Eurodollar Interest Period, the Administrative Agent determines that (a) the selecting or granting of the Eurodollar Pricing Option in question would violate a Legal Requirement or
         (b) Eurodollar deposits in an amount equal to the portion of the Loan as to which such Eurodollar Pricing Option has been selected and which have a term corresponding to the proposed Eurodollar Interest Period are not readily available in the inter-bank Eurodollar market for delivery at any Eurodollar Office or, by reason of circumstances affecting such market, adequate and reasonable methods do not exist for ascertaining the interest rate applicable to such deposits for the proposed Eurodollar Interest Period.

3.2.2. NOTICE TO LENDERS AND THE BORROWER. The Administrative Agent will promptly inform each Lender (by telephone subsequently confirmed in writing or otherwise) of each notice received by it from the Borrower pursuant to Section 3.2.1, including the Eurodollar Interest Period specified in such notice. Upon determination by the Administrative Agent of the Eurodollar Rate for such Eurodollar Interest Period or in the event no such election shall become effective, the Administrative Agent will promptly notify the Borrower and each Lender (by telephone subsequently confirmed in writing or otherwise) of the Eurodollar Rate so determined or why such election did not become effective.

3.2.3. SELECTION OF EURODOLLAR INTEREST PERIODS. Eurodollar Interest Periods shall be selected so that:

                      (a) The minimum portion of the Loan subject to any Eurodollar Pricing Option shall be $5,000,000 and an integral multiple of $1,000,000;

                      (b) No more than 12 Eurodollar Pricing Options shall be outstanding at any one time; and

                      (c) No Eurodollar Interest Period with respect to any portion of the Loan subject to a Eurodollar Pricing Option shall expire later than the Final Maturity Date for such portion of the Loan.

3.2.4. ADDITIONAL COMPENSATION. If any portion of the Loan which is subject to a Eurodollar Pricing Option is repaid, or assigned pursuant to Sections 3.4.2 or 11.1, or any Eurodollar Pricing Option is terminated on a date which is prior to the last Banking Day of the Eurodollar Interest Period applicable to such Eurodollar Pricing Option, the Borrower will pay to the Administrative Agent for the account of each Lender, in accordance with the Lenders' respective Percentage Interests, in addition to any amounts of interest otherwise payable hereunder, an amount equal to daily interest for the unexpired portion of such Eurodollar Interest Period on the portion of the Loan so repaid, or as to which a Eurodollar Pricing Option was so terminated, at a per annum rate equal to the excess, if any, of (a) the Eurodollar Rate calculated on the basis of the rate applicable to such Eurodollar Pricing Option MINUS
         (b) the rate of interest obtainable by the Administrative Agent upon the purchase of debt securities customarily issued by the Treasury of the United States of America which have a maturity date approximating the last Banking Day of such Eurodollar Interest Period. For purposes of this Section 3.2.4, if any portion of the Loan which was to have been subject to a Eurodollar Pricing Option is not outstanding on the first day of the Eurodollar Interest Period applicable to such Eurodollar Pricing Option, the Borrower shall be deemed to have terminated such Eurodollar Pricing Option with respect to such principal amount. The determination by the Administrative Agent of such amount of interest shall, in the absence of manifest error, be conclusive.

3.2.5. CHANGE IN APPLICABLE LAWS, REGULATIONS, ETC. If any Legal Requirement shall prevent any Lender from funding or maintaining through the purchase or holding of Eurodollar deposits any portion of the Loan subject to a Eurodollar Pricing Option or otherwise from giving effect to such Lender's obligations as contemplated hereby, (a) the Administrative Agent may (and, upon the request of the affected Lender, shall) by notice to the Borrower terminate all of the affected Eurodollar Pricing Options, (b) the portion of the Loan subject to such terminated Eurodollar Pricing Options shall immediately bear interest thereafter at the Applicable Rate computed on the basis of the Base Rate and
         (c) the Borrower shall make any payment required by Section
         3.2.4.

3.2.6. FUNDING PROCEDURE. The Lenders may actually fund any portion of the Loan subject to a Eurodollar Pricing Option in any manner they may choose in their discretion. Regardless of the manner selected by any of the Lenders to fund any portion of the Loan subject to a Eurodollar Pricing Option, however, all amounts payable hereunder, including the interest rate applicable to any such portion of the Loan and the amounts payable under Sections 3.2.4, 3.4 and 3.5, shall be computed as if each Lender had actually funded such Lender's Percentage Interest in such portion of the Loan through the purchase of deposits in such amount with a maturity the same as the Eurodollar Interest Period relating thereto and through the transfer of such deposits from an office of the Lender having the same location as the applicable Eurodollar Office to one of such Lender's offices in the United States of America.

3.3. COMMITMENT FEES. In consideration of the Lenders' Commitments to make the extensions of credit provided for in Section 2, the Borrower will pay to the Administrative Agent for the account of the Lenders, in accordance with their respective Percentage Interests, an amount equal to the applicable
         Commitment Fee Rate on the amount, if any, by which (a) (i) the average daily 364-Day Revolving Loan Maximum Amount of
         Credit during the three-month period or portion thereof ending on such date exceeds (ii) the average daily 364-Day Revolving
         Loan and (b) (i) the average daily Three-Year Revolving Loan
         Maximum Amount of Credit during the three-month period or portion thereof ending on such date exceeds (ii) the average daily Three-Year Revolving Loan during such period. Such commitment fees shall be payable quarterly in arrears on each Payment Date, and on the date of any termination of the Commitments prior to the Final Maturity Date.

3.4.     CAPITAL ADEQUACY; REGULATORY CHANGES.

3.4.1.   LENDER'S COMPENSATION.  If any Lender shall have determined that
         (a) compliance by such Lender with any applicable law, governmental rule, regulation or order regarding capital adequacy of banks or bank holding companies, or any interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender with any request or directive regarding capital adequacy (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's capital as a consequence of such Lender's obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender's policies with respect to capital adequacy immediately before such compliance and assuming that such Lender's capital was fully utilized prior to such compliance) by any amount deemed by such Lender to be material, or (b) any change in any Legal Requirement after the date hereof shall directly or indirectly (i) reduce the amount of any sum received or receivable by such Lender with respect to the Loan, (ii)impose a cost on such Lender that is attributable to the making or maintaining of, or such Lender's commitment to make, its portion of the Loan, or (iii) require such Lender to make any payment on or calculated by reference to the gross amount of any amount received by such Lender under any Credit Document, then, in the case of clause (a) or (b), upon demand by the Lender so affected, accompanied by the certificate referred to below, the Borrower shall pay to such Lender from time to time as specified by such Lender such additional amounts as such Lender determines will be sufficient to fully compensate such Lender for such reduced return, reduction, increased cost or payment, each such payment to be made within 90 days after delivery of such notice. A certificate of an officer of such Lender setting forth the amount to be paid to it and the basis for computation thereof hereunder shall, in the absence of manifest error, be conclusive. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

3.4.2. SUBSTITUTION OR REPLACEMENT OF LENDER. If any Lender shall demand compensation under Section 3.4.1, the Borrower shall not be obligated to make any payment under Section 3.4.1 if, within 90 days after delivery of such demand:

        (a) The Borrower shall have obtained a substitute Lender (which may be one or more of the Lenders and which shall be reasonably satisfactory to the Administrative Agent) to purchase the portion of the Loan then held by, and to assume the Commitment of, the Lender demanding compensation. Such substitution shall be consummated as an assignment, with the substitute Lender paying to the Lender being replaced the amount of principal, interest, commitment fees and facility fees hereunder owed to the Lender being replaced, accrued through the date of such assignment, and the Borrower paying to the Lender being replaced all other Credit Obligations (including any amounts due under Section 3.2.4) owed to the Lender being replaced, accrued through the date of such assignment; or

        (b) The Borrower shall have (i) repaid to the Lender demanding compensation its Percentage Interest of the Loan, without premium (but including any repayments required by Section 3.2.4), (ii) repaid to such Lender all other amounts required by this Agreement, (iii) terminated the Commitment of such Lender and (iv) reduced the 364-Day Revolving Loan Maximum Amount of Credit and/or the Three-Year Revolving Loan Maximum Amount of Credit, as the case may be, then in effect by the amount of such Lender's Commitment, at which time the remaining Lenders' respective Percentage Interests shall be adjusted accordingly.

3.5.    TAXES.

        (a) If (i) any Lender shall be subject to any Tax or (ii) the Borrower shall be required to withhold or deduct any Tax, the Borrower will on demand by the Administrative Agent (which demand shall be made by the Administrative Agent upon request by the affected Lender), accompanied by the certificate referred to below, pay to the Administrative Agent for such Lender's account such additional amount as is necessary to enable such Lender to receive on an after-Tax basis the full amount of all payments of principal, interest, fees, expenses, indemnities and other amounts payable to such Lender under any Credit Document. Whenever Taxes must be withheld by the Borrower with respect to any payments of the Credit Obligations, the Borrower shall promptly furnish to the Administrative Agent for the account of the applicable Lender official receipts (to the extent that the relevant governmental authority delivers such receipts) evidencing payment of any such Taxes so withheld. If the Borrower fails to pay any such Taxes when due or fails to remit to the Administrative Agent for the account of the applicable Lender the required receipts evidencing payment of any such Taxes so withheld or deducted, the Borrower shall indemnify the affected Lender for any incremental Taxes and interest or penalties that may become payable by such Lender as a result of any such failure. Each Lender agrees that if, after the payment by the Borrower of any such additional amount, any amount identifiable as a part thereof is subsequently recovered or used as a credit by such Lender, such Lender shall reimburse the Borrower to the extent of the amount so recovered or used. A certificate of an officer of such Lender setting forth the amount of such Tax or recovery or use and the basis therefor shall, in the absence of manifest error, be conclusive.

        (b) If any Lender is not created or organized in, or under the laws of, the United States of America or any state thereof, such Lender shall deliver to the Borrower and the Agent such duly executed forms and statements from time to time as may be necessary so that such Lender is entitled to receive payments of the Credit Obligations payable to it without deduction or withholding of any United States federal income taxes, to the extent such exemption is available to such Lender. If no such exemption is available at the time a Lender becomes party to this Agreement or if at any time the Borrower and the Agent have not received all forms and statements (including any renewals thereof) required to be provided by any Lender pursuant to this paragraph (b), paragraph (a) above shall not apply with respect to any amount of United States federal income taxes required to be withheld from payments of the Credit Obligations to such Lender.

3.6. FEES DUE DATE. If any payment of fees with respect to the Loan shall become due on any day which is not a Banking Day, then such fees shall instead be payable on the next succeeding
        Banking Day.

3.7. COMPUTATIONS OF INTEREST. For purposes of this Agreement, interest (and any amount expressed as interest, including commitment fees under Section 3.3) shall be computed on a daily basis and (a) for any portion of the Loan subject to a Eurodollar Pricing Option, on the basis of a 360-day year and
        (b) for any other portion of the Loan, or for any other purpose, on the basis of a 365-day (or if applicable, a 366-day) year.

3.8. MAXIMUM LAWFUL INTEREST RATE. All Credit Documents are expressly limited so that in no event, including the acceleration of the maturity of the Credit Obligations, shall the amount paid or agreed to be paid in respect of interest on the Credit Obligations (or fees or other amounts deemed payment for the use of funds) exceed the maximum permissible amount under applicable law, as in effect on the date hereof and as subsequently amended or modified to allow a greater amount of interest (or fees or other amounts deemed payment for the use of funds) to be paid under the Credit Documents. If for any reason the amount in respect of interest (or fees or other amounts deemed payment for the use of funds) required by the Credit Documents exceeds such maximum permissible amount, the obligation to pay interest under the Credit Documents (or fees or other amounts deemed payment for the use of funds) shall be automatically reduced to such maximum permissible amount and any amounts in respect of interest (or fees or other amounts deemed payment for the use of funds) previously paid to the Lenders in excess of such maximum permissible amount shall be automatically applied to reduce the amount of the Loans.

4.      PAYMENT.

4.1. PAYMENT AT MATURITY. On the stated or any accelerated maturity of the Revolving Notes, the Borrower will pay to the Administrative Agent for the account of each Lender an amount equal to the Loan then due, together with all accrued and unpaid interest thereon and all other Credit Obligations then outstanding.

4.2. MANDATORY PREPAYMENTS. If at any time the 364-Day Revolving Loan exceeds the 364-Day Revolving Loan Maximum Amount of Credit, the Borrower shall within one Banking Day pay the amount of such excess to the Administrative Agent as a prepayment of the 364-Day Revolving Loan. If at any time the Three-Year Revolving Loan exceeds the Three-Year Revolving Loan Maximum Amount of Credit, the Borrower shall within one Banking Day pay the amount of such excess to the Administrative Agent as a prepayment of the Three-Year Revolving Loan.

4.3. VOLUNTARY PREPAYMENTS OF LOAN. In addition to the prepayments required by Section 4.2, the Borrower may from time to time prepay all or any portion of the Loan (in a minimum amount of $1,000,000 and an integral multiple of $1,000,000), without premium (except as provided in Section 3.2.4 with respect to Eurodollar Pricing Options). The Borrower shall give the Administrative Agent at least one Banking Day's prior notice of its intention to prepay (three Banking Days' notice if any such portion of the Loan to be prepaid is subject to a Eurodollar Pricing Option), specifying the date of payment, the total principal amount of the Loan to be paid on such date, the portion of the Loan to be paid (364-Day Revolving Loan or Three-Year Revolving Loan) and the amount of interest to be paid with such prepayment.

4.4.    REBORROWING. The amounts of the Loan prepaid pursuant to
        Section 4.3 may be reborrowed from time to time prior to the Final Maturity Date in accordance with Section 2.1.

4.5. APPLICATION OF PAYMENTS. Any prepayment of the Loan shall be applied (pro rata in accordance with the Lenders' respective Percentage Interests) first to the portion of the Loan not then subject to Eurodollar Pricing Options, then the balance of any such prepayment shall be applied to the portion of the Loan then subject to Eurodollar Pricing Options, beginning with the Eurodollar Interest Period with the earliest expiration date and proceeding thereafter in chronological order of the expiration dates of the respective Eurodollar Interest Periods, together with any payments required by
        Section 3.2.4. All payments of principal hereunder shall be made to the Administrative Agent for the account of each Lender, in accordance with the Lenders' respective Percentage Interests.

4.6. PAYMENT. Notice of prepayment having been given in accordance with Section 4.3, and whether or not notice is given of prepayments pursuant to Section 4.2, the amount specified to be prepaid shall become due and payable on the date specified for prepayment.

5.      CONDITIONS TO EXTENDING CREDIT.

5.1. CONDITIONS ON RESTATEMENT CLOSING DATE. The obligations of the Lenders to make any extension of credit pursuant to Section
        2.1 shall be subject to the satisfaction, on or before the Restatement Closing Date, of the conditions set forth in this
        Section 5.1, as well as the further conditions in Section 5.2:

5.1.1.  REVOLVING NOTES. The Borrower shall have executed the
        Revolving Notes and delivered them to the Administrative
        Agent.

5.1.2. SUBORDINATION AGREEMENT. Each of the Borrower's Subsidiaries and Affiliates to which the Borrower has any Indebtedness in excess of $5,000,000 shall have duly authorized, executed and delivered to the Administrative Agent an agreement (as from time to time in effect, the "SUBORDINATION AGREEMENT") in the form of Exhibit 5.1.2, pursuant to which each such Subsidiary or Affiliate shall unconditionally subordinate any Indebtedness owed to it by the Borrower to the prior payment in full of the Credit Obligations.

5.1.3. MERGER INTO BORROWER. All conditions precedent to the effectiveness of the Amended and Restated Merger Agreement dated as of October 1, 2003 between AFC, AFC Holding and the Borrower, which provides for AFC and AFC Holding to merge with and into the Borrower on terms and in a manner reasonably satisfactory to the Required Lenders, shall have been satisfied and AFC and AFC Holding shall have merged into the Borrower on such terms.

5.1.4. PAYMENT OF FEES. The Borrower shall have paid to (a) the Administrative Agent the fees contemplated by the separate agreement between the Borrower and the Administrative Agent dated on or prior to the date hereof, and (b) the Administrative Agent for the account of the Lenders, in accordance with their respective Percentage Interests, a closing fee in the amounts previously agreed to among the Borrower and the Lenders.

5.1.5. PRO FORMA COVENANT COMPLIANCE. The Administrative Agent shall be satisfied, in its reasonable discretion, that the Borrower is in compliance with the covenants contained in Sections 6.6 and 6.7.1 on the Restatement Closing Date, based upon the Borrower's financial statements as of September 30, 2003.

5.1.6. LEGAL OPINIONS. The Lenders shall have received from the following counsel, hereby authorized and directed by the Borrower with respect to their counsel, their respective opinions with respect to the transactions contemplated by the Credit Documents, which opinions shall be in form and substance satisfactory to the Lenders:

        (a)     Keating, Muething & Klekamp, counsel for the Borrower; and

        (b)     Ropes & Gray, special counsel for the Administrative Agent.

5.2. CONDITIONS TO EACH EXTENSION OF CREDIT. The obligations of the Lenders to make any extension of credit pursuant to Section 2 shall be subject to the satisfaction, on or before the Closing Date for such extension of credit, of the conditions set forth in this Section 5.2.

5.2.1. OFFICER'S CERTIFICATE. The representations and warranties of the Borrower contained in Section 7 shall be true and correct on and as of each Closing Date with the same force and effect as though originally made on and as of such date; no Default shall exist on such Closing Date or will exist after giving effect to the requested extension of credit; as of such Closing Date, no Material Adverse Change shall have occurred; and the Borrower shall have furnished to the Administrative Agent on such Closing Date a certificate to these effects, in substantially the form of Exhibit 5.2.1, signed by a Financial Officer of the Borrower.

5.2.2. LEGALITY, ETC. The making of the requested extension of credit shall not (a) subject any Lender to any penalty or special tax (other than a Tax for which the Borrower has reimbursed the Lenders under Section 3.5), (b) be prohibited by any law or governmental order or regulation applicable to any Lender or
        (c) violate any voluntary credit restraint program of the executive branch of the government of the United States of America, the Board of Governors of the Federal Reserve System or any other governmental or administrative agency so long as any Lender reasonably believes that compliance therewith is in the best interests of such Lender.

5.2.3. GENERAL. All legal and corporate proceedings in connection with the transactions contemplated by this Agreement and each other Credit Document shall be satisfactory in form and substance to the Administrative Agent, and the Lenders shall have received copies of all documents, including records of corporate proceedings and opinions of counsel, which any Lender may have reasonably requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.

6. GENERAL COVENANTS. The Borrower covenants that, until all of the Credit Obligations shall have been paid in full and until the Lenders' Commitments to extend credit under this Agreement and any other Credit Document shall have been irrevocably terminated, the Borrower and its Subsidiaries will comply with the following provisions:

6.1.    TAXES AND OTHER CHARGES; ACCOUNTS PAYABLE.

6.1.1. TAXES AND OTHER CHARGES. The Borrower and its Subsidiaries will duly pay and discharge, or cause to be paid and discharged, before the same shall become in arrears, all taxes, assessments and other governmental charges imposed upon such Person and its properties, sales or activities, or upon the income or profits therefrom, as well as all claims for labor, materials or supplies which if unpaid might by law become a Lien upon any of its property; PROVIDED, HOWEVER, that any such tax, assessment, charge or claim need not be paid if the validity or amount thereof shall at the time be contested in good faith by appropriate proceedings and if such Person shall, in accordance with GAAP, have set aside on its books adequate reserves with respect thereto; and PROVIDED, FURTHER, that the Borrower and each of its Subsidiaries will pay or bond all such taxes, assessments, charges or other governmental claims immediately upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor (except to the extent such proceedings have been dismissed or stayed).

6.1.2. ACCOUNTS PAYABLE. Each of the Borrower and its Subsidiaries will promptly pay when due, or in conformity with customary trade terms, all other Indebtedness incident to the operations of such Person; PROVIDED, HOWEVER, that any such Indebtedness need not be paid if the validity or amount thereof shall at the time be contested in good faith by appropriate proceedings and if such Person shall, in accordance with GAAP, have set aside on its books adequate reserves with respect thereto.

6.2.    CONDUCT OF BUSINESS, ETC.

6.2.1. TYPES OF BUSINESS. The Borrower and its Subsidiaries will engage in no businesses other than the businesses now conducted by the Borrower and its Subsidiaries and Affiliates as described in the Annual Report of the Borrower on Form 10-K for the fiscal year ended December 31, 2002 and businesses reasonably related thereto.

6.2.2.  MAINTENANCE OF PROPERTIES. Each of the Borrower and its
        Subsidiaries:

        (a) will keep its properties in such repair, working order and condition, and will from time to time make such repairs, replacements, additions and improvements thereto for the efficient operation of its businesses and will comply at all times in all material respects with all franchises, licenses, leases and other material agreements to which it is party so as to prevent any loss or forfeiture thereof or thereunder, unless compliance is at the time being contested in good faith by appropriate proceedings or unless such losses or forfeitures have not resulted, or do not pose a material risk of resulting, in the aggregate in any Material Adverse Change; and

        (b) except to the extent permitted under Section 6.12, will do all things necessary to preserve, renew and keep in full force and effect and in good standing its legal existence and authority necessary to continue its business.

6.2.3. STATUTORY COMPLIANCE. Each of the Borrower and its Subsidiaries will comply in all material respects with all valid and applicable statutes, laws, ordinances, zoning and building codes and other rules and regulations of the United States of America, of the states and territories thereof and their counties, municipalities and other subdivisions and of any foreign country or other jurisdictions applicable to such Person, except where compliance therewith shall at the time be contested in good faith by appropriate proceedings or where failure so to comply has not resulted, or does not pose a material risk of resulting, in the aggregate in any Material Adverse Change.

6.3. TRANSACTIONS WITH AFFILIATES. Except as set forth on Exhibit 6.3, neither the Borrower nor any of its Subsidiaries shall effect any transaction with any Affiliate (other than the Borrower or any of its Subsidiaries) on a basis less favorable to the Borrower or any such Subsidiary than would be the case if such transaction had been effected with a non-Affiliate, other than transactions not involving more than $10,000,000 per year in the aggregate.

6.4. INSURANCE. Each of the Borrower and its Subsidiaries will maintain with financially sound and reputable insurers, insurance against hazards and risks and liability to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated; provided, however, that it may effect worker's compensation insurance or similar coverage with respect to operations in any particular state or other jurisdiction through an insurance fund operated by such state or jurisdiction or by meeting the self-insurance requirements of such state or jurisdiction.

6.5. FINANCIAL STATEMENTS AND REPORTS. Each of the Borrower and its Subsidiaries will maintain a system of accounting in which full and correct (in all material respects) entries will be made of all transactions in relation to their business and affairs in accordance with GAAP. The fiscal year of the Borrower and its Subsidiaries will end on December 31 in each year.

6.5.1. ANNUAL REPORTS. The Borrower will furnish to the Lenders as soon as available, and in any event within 120 days after the end of each fiscal year:

        (a) The Annual Report of the Borrower as required by the Exchange Act on Form 10-K for such fiscal year.

        (b) The audited Consolidated financial statements of the Borrower and its Subsidiaries as at the end of such fiscal year (all in reasonable detail), together with comparative figures for the preceding fiscal year.

        (c) Unqualified reports of the present independent auditors of the Borrower and its Subsidiaries (or other independent auditors reasonably satisfactory to the Administrative Agent), containing no material uncertainty, to the effect that they have audited such Consolidated financial statements in accordance with generally accepted auditing standards and that such Consolidated financial statements present fairly, in all material respects, the financial position of the Borrower and its Subsidiaries at the dates thereof and the results of their operations for the periods covered thereby in conformity with GAAP.

        (d) The statement of such accountants that they have caused this Agreement to be reviewed and that in the course of their audit of the Borrower and its Subsidiaries no facts have come to their attention that cause them to believe that any Default exists and in particular that they have no knowledge of any Default under Sections 6.6 through 6.14 or, if such is not the case, specifying such Default and the nature thereof, it being understood that the examination by such accountants cannot be relied upon to give such accountants knowledge of any such Default except as it relates to accounting or auditing matters within the scope of their audit.

        (e) The internally prepared Consolidating balance sheet of the Borrower and its Subsidiaries and the Consolidating statement of earnings of the Borrower and its Subsidiaries for such fiscal year (all in reasonable detail).

        (f) A certificate of a Financial Officer of the Borrower to the effect that such officer has caused this Agreement to be reviewed and has no knowledge of any Default, or if such officer has such knowledge, specifying such Default and the nature thereof, and what action the Borrower has taken, is taking or proposes to take with respect thereto, and stating what changes, if any, have occurred in GAAP since the date of the financial statements described in Section 7.2(a).

        (g) Computations by the Borrower demonstrating or specifying, as the case may be, as of the close of such fiscal year, compliance with Sections 6.6, 6.7.1, 6.8.2, 6.8.3 and 6.11.4.

        (h) Supplements to Exhibits 7.1, 7.11 and 7.13 showing any changes in the information set forth in such Exhibits during the last quarter of such fiscal year, each of which changes must be reasonably satisfactory to the Administrative Agent, as well as any changes in the Charter, By-laws or incumbency of officers of the Borrower or any of its Subsidiaries from those previously certified to the Administrative Agent.

6.5.2. QUARTERLY REPORTS. The Borrower will furnish to the Lenders as soon as available and, in any event, within 60 days after the end of each of the first three fiscal quarters of the Borrower in each fiscal year:

        (a) The Quarterly Reports of the Borrower as required by the Exchange Act on Form 10-Q for such fiscal quarter.

        (b) The internally prepared Consolidated financial statements of the Borrower and its Subsidiaries as of the end of such fiscal quarter and for the portion of the fiscal year then ending (all in reasonable detail), together with comparative figures for the same period in the preceding fiscal year.

        (c) The internally prepared Consolidating balance sheet of the Borrower and its Subsidiaries and the Consolidating statement of earnings of the Borrower and its Subsidiaries for such fiscal quarter and for such portion of the fiscal year (all in reasonable detail).

        (d) A certificate of a Financial Officer of the Borrower to the effect that (i) such officer has caused this Agreement to be reviewed and has no knowledge of any Default, or if such officer has such knowledge, specifying such Default and the nature thereof and what action the Borrower has taken, is taking or proposes to take with respect thereto and (ii) such financial statements have been prepared in accordance with GAAP (subject to year-end audit adjustments and the addition of footnotes for interim statements) and present fairly, in all material respects, the financial position of the Borrower and its Subsidiaries, covered thereby at the dates thereof and the results of their operations for the periods covered thereby.

        (e) Computations by the Borrower demonstrating or specifying, as the case may be, as of the close of such quarter, compliance with Sections 6.6, 6.7.1, 6.8.2, 6.8.3 and 6.11.4.

        (f) Supplements to Exhibits 7.1, 7.11 and 7.13 showing any changes in the information set forth in such Exhibits during such fiscal quarter, each of which changes must be reasonably satisfactory to the Administrative Agent, as well as any changes in the Charter, By-laws or incumbency of officers of any of the Borrower and its Subsidiaries from those previously certified to the Administrative Agent.

6.5.3. OTHER REPORTS. The Borrower will furnish to the Lenders as soon as available copies of:

        (a) cash flow work sheets for the portion of the fiscal year then ended or for such fiscal year, as the case may be (including inter-company transactions involving cash and marketable securities) for the Borrower (all in reasonable detail); provided, however, that such work sheets shall in any event be furnished to the Lenders within 90 days after the end of each of the first three fiscal quarters and 150 days after the end of each fiscal year of the Borrower;

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


        (b) all quarterly and annual statutory financial statements, including all exhibits and schedules thereto, registration statements and other reports of the Insurance Subsidiaries and IPC and its Subsidiaries; and

        (c) all registration statements, proxy statements, financial statements and reports, including reports on Form 8-K, as may be filed with the Securities and Exchange Commission by the Borrower, as the Administrative Agent may request from time to time.

6.5.4. NOTICE OF MATERIAL LITIGATION; NOTICE OF DEFAULTS. The Borrower will promptly furnish to the Lenders notice of the occurrence of any litigation or any administrative or arbitration proceeding to which the Borrower or any of its Subsidiaries may hereafter become a party which may involve any material risk of resulting in a Material Adverse Change or which questions the validity or enforceability of any Credit Document. Promptly upon acquiring knowledge thereof, the Borrower will notify the Lenders of the existence of any Default, specifying the nature thereof and what action the Borrower has taken, is taking or proposes to take with respect thereto.

6.5.5.  ERISA REPORTS. The Borrower will:

        (a) Furnish the Lenders with a copy of any request for a waiver of the funding standards or an extension of the amortization period required by sections 303 and 304 of ERISA or section 412 of the Code, promptly after any ERISA Group Member submits such request to the Department of Labor or the Internal Revenue Service.

        (b) Notify the Lenders of any reportable event (as defined in section 4043 of ERISA), unless the notice requirement with respect thereto has been waived by regulation, promptly after any ERISA Group Member learns of such reportable event; and furnish the Lenders with a copy of the notice of such reportable event required to be filed with the PBGC, promptly after such notice is required to be given.

        (c) Furnish the Lenders with a copy of any notice received by any ERISA Group Member that the PBGC has instituted or intends to institute proceedings under section 4042 of ERISA to terminate any Plan, or that any Multiemployer Plan is insolvent or in reorganization status under Title IV of ERISA, promptly after receipt of such notice.

        (d) Notify the Lenders of the possibility of the termination of any Plan by its administrator pursuant to section 4041 of ERISA, as soon as any ERISA Group Member learns of such possibility and in any event prior to such termination; and furnish the Lenders with a copy of any notice to the PBGC that a Plan is to be terminated, promptly after any ERISA Group Member files a copy of such notice.

        (e) Notify the Lenders of the intention of any ERISA Group Member to withdraw, in whole or in part, from any Multiemployer Plan which may result in the incurrence by the Borrower or any of its Subsidiaries of withdrawal liability in excess of $10,000,000 under Subtitle E of Title IV of ERISA, or of the termination, insolvency or reorganization status of any Multiemployer
                  Plan under such Subtitle E which may result in liability to the Borrower or any of its Subsidiaries in excess of $10,000,000 and, upon any Lender's request from time to time, of the extent of the liability, if any, of such Person as a result of such withdrawal, to the best of such Person's knowledge at such time.

6.5.6. OTHER INFORMATION. From time to time upon request of any authorized officer of any Lender, the Borrower will furnish to such Lender such other information regarding the business, affairs and financial condition of the Borrower or any of its Subsidiaries as such officer may reasonably request. The Administrative Agent's authorized officers and representatives shall have the right during normal business hours to examine the books and records of the Borrower or any of its Subsidiaries, to make copies, notes and abstracts therefrom and to make an independent examination of its books and records, for the purpose of verifying the accuracy of the reports delivered by the Borrower or any of its Subsidiaries pursuant to this Section 6.5 or otherwise and ascertaining compliance with this Agreement.

6.6.    CERTAIN FINANCIAL TESTS.

6.6.1. NET WORTH. On the last day of each fiscal quarter, Net Worth shall be equal to or greater than $1,336,063,000; PROVIDED, HOWEVER, that such minimum dollar amount shall be increased by an amount equal to 50% of all deferred tax liabilities recovered by the Borrower to the extent such deferred tax liabilities recovered have not otherwise increased the Net Income of the Borrower; and PROVIDED, FURTHER, that on the first day of each fiscal quarter of the Borrower after the date hereof, such minimum dollar amount then in effect shall be increased by an amount equal to the excess, if any, of (a) 50% of Net Income for the fiscal quarter of the Borrower then most recently ended MINUS (b) cash dividends actually paid by the Borrower during such fiscal quarter.

6.6.2. GAIC STATUTORY SURPLUS. On the last day of each fiscal quarter, the Borrower will cause GAIC to maintain its "surplus as regards policyholders" (currently line 35, page 3 in the National Association of Insurance Commissioners form of statutory annual financial statement) (as computed by the applicable Insurance Authorities in Ohio) in an amount equal to or greater than $904,058,000; PROVIDED, HOWEVER, that on the first day of each fiscal quarter of the Borrower after the date hereof, such minimum dollar amount then in effect shall be increased by an amount equal to the excess, if any, of (a) 50% of "statutory net income" (currently line 20, page 4 in the National Association of Insurance Commissioners form of statutory annual financial statement) (as computed by the applicable Insurance Authorities in Ohio) of GAIC MINUS (b) dividends actually paid by GAIC (other than dividends constituting additional capital stock of GAIC) during such fiscal quarter.

6.6.3. MINIMUM GAIC RISK BASED CAPITAL RATIO. On the last day of each fiscal quarter, the Borrower will cause GAIC to maintain a "risk based capital ratio" (as defined by the National Association of Insurance Commissioners) (as computed by the applicable Insurance Authorities in Ohio) equal to or greater than 275%.

6.6.4. MAXIMUM DIVIDENDS TO INTEREST AND DIVIDEND CHARGES. For each period of four consecutive fiscal quarters of the Borrower:

        (a)       the greatest of:

            (i) 10% of "surplus as regards policyholders" (currently line 35, page 3 in the National Association of Insurance Commissioners form of statutory annual financial statement)(as computed by the applicable Insurance Authorities) of the Insurance Subsidiaries owned directly by any Holding Company as of the end of the then most recently completed fiscal year of the Borrower,

            (ii) 100% of the "statutory net income" (currently line 20, page 4 in the National Association of Insurance Commissioners form of statutory annual financial statement) (as computed by the applicable Insurance Authorities) of the Insurance Subsidiaries owned directly by any Holding Company for the then most recently completed fiscal year of the Borrower or

            (iii) the amount of cash dividends actually paid by the Insurance
                  Subsidiaries and received by any Holding Company during such period of four consecutive fiscal quarters, shall exceed

        (b) 200% of Interest and Dividend Charges for such period of four consecutive fiscal quarters.

6.6.5. RATIO OF EARNINGS TO FIXED CHARGES. For each period of four consecutive fiscal quarters of the Borrower, the Borrower's "earnings" (as computed in accordance with section 503(d) of Regulation SK under the Securities Act and as applied in Item 6 - "Selected Financial Data (excluding annuity benefits)" of the Borrower's 2002 Form 10-K) shall equal or exceed 150% of the Borrower's "fixed charges" (as computed in accordance with section 503(d) of Regulation SK under the Securities Act and as applied in Item 6 - "Selected Financial Data (excluding annuity benefits)" of the Borrower's 2002 Form 10-K).

6.7.    RESTRICTIONS ON INDEBTEDNESS.

6.7.1. INDEBTEDNESS. On the last day of each fiscal quarter, Total Financing Debt shall not exceed 36% of Total Capitalization.

6.7.2. ADDITIONAL DEBT SUBORDINATION. The Borrower shall not create, incur, suffer or permit to exist any Indebtedness of the Borrower to any Affiliate of the Borrower except (a)
        Indebtedness which is subordinated on terms substantially similar to the manner in which the Borrower's Indebtedness to its Affiliates is subordinated under the Subordination
        Agreement, (b) public Indebtedness held from time to time by an Affiliate, and (c) Indebtedness evidenced by the Subordinated Debentures and the Capital Trust Securities.

6.8. RESTRICTIONS ON LIENS. Neither the Borrower nor any of its Subsidiaries shall create, incur or enter into, or suffer to be created or incurred or to exist, any Lien except the following:

6.8.1.  Any Liens from time to time securing the Credit Obligations.

6.8.2. Liens on assets of the Borrower and its Subsidiaries (other than the stock of GAIC), so long as no Default exists either before or immediately after giving effect to the creation of such security interests; PROVIDED, HOWEVER, that the aggregate amount of Indebtedness of the Borrower at any one time outstanding which is secured by the Liens permitted under Sections 6.8.2 and 6.8.3 shall not exceed $25,000,000.

6.8.3. Purchase money Liens (including mortgages, conditional sales, Capitalized Leases and any other title retention or deferred purchase devices) on property of the Borrower or any of its Subsidiaries existing or created at the time of acquisition thereof, and the extension and refunding of any such Lien in an amount not exceeding the amount thereof remaining unpaid immediately prior to such extension or refunding; PROVIDED, HOWEVER, that (a) the principal amount of Indebtedness (including Indebtedness in respect of Capitalized Lease Obligations) secured by each such security interest in each item of property shall not exceed the fair market value (including all such Indebtedness secured thereby, whether or not assumed) of the item subject thereto and (b) the aggregate amount of Indebtedness of the Borrower and its Subsidiaries at any one time outstanding which is secured by the Liens permitted under Sections 6.8.2 and 6.8.3 shall not exceed $25,000,000.

6.9. RESTRICTIONS ON DISTRIBUTIONS. Neither the Borrower nor any of its Subsidiaries shall make any Distribution unless no Default exists both before and immediately after giving effect to such Distribution on a pro forma basis. Notwithstanding the foregoing, regardless of whether a Default then exists, (a) Subsidiaries of the Borrower may make Distributions to the Borrower and (b) any Subsidiary of the Borrower may make Distributions to any other Subsidiaries of the Borrower.

6.10. RESTRICTIONS ON INVESTMENTS. Neither the Borrower nor any of its Subsidiaries shall make any Investment unless no Default exists both before and immediately after giving effect to such Investment on a pro forma basis. Notwithstanding the foregoing, if a Default shall exist (a) any Subsidiary of the Borrower may make Investments in the Borrower, (b) any Subsidiary of the Borrower may make Investments in any other Subsidiary of the Borrower and (c) the Borrower may make Investments in any of its Subsidiaries, provided that such Subsidiary shall not then have outstanding any Financing Debt.

6.11. MERGER, CONSOLIDATION AND SALE OF ASSETS. None of the Borrower or any of its Subsidiaries will become party to any merger or consolidation or sell, sell and lease back, lease, sublease or otherwise dispose of any assets, except that, so long as immediately before and after giving effect thereto no Default shall exist:

6.11.1. The Borrower may become party to any merger or consolidation of which the Borrower is the surviving or resulting Person if, after giving effect thereto:

        (a) the Borrower continues to own directly or indirectly 100% of the voting common stock of GAIC, and

        (b) the Borrower demonstrates to the Administrative Agent, on a pro forma basis immediately after giving effect to the consummation of such transaction, compliance with Sections 6.6 and 6.7.

6.11.2. Any Subsidiary of the Borrower may be merged into or consolidated with, or may sell, lease or otherwise dispose of any of its assets to, the Borrower or any of its Subsidiaries; PROVIDED, HOWEVER, that:

        (a) in any such merger or consolidation involving the Borrower, the Borrower shall be the surviving or resulting Person and the Borrower and its Subsidiaries shall execute and deliver such documents and take such other action as the Administrative Agent may reasonably request;

        (b) in any such merger or consolidation involving GAIC, GAIC shall be the surviving or resulting Person and

        (c) in any such merger or consolidation involving the combination of one Insurance Subsidiary with any other Insurance Subsidiary, the maximum amount of statutory dividends payable by the surviving or resulting Person in the year following completion of such merger or consolidation shall be at least 90% of the amount of statutory dividends payable by such constituent Persons in the year immediately prior to such merger or consolidation.

6.11.3. The Borrower and its Subsidiaries may dispose of assets in the ordinary course of business that are no longer used or useful in such business.

6.11.4. The Borrower and its Subsidiaries may from time to time sell or dispose of assets (other than stock of GAIC) on arm's length terms; PROVIDED, HOWEVER, that:

        (a) the net book value, determined in accordance with GAAP, of the assets sold pursuant to this Section 6.11.4 shall not exceed on a cumulative basis 15% of the net book value of all assets of the Borrower and its Subsidiaries as of December 31, 2002 (excluding IPC on a pro forma basis), provided that, for purposes of this clause (a), the net book value of assets sold shall not include (i) sales and dispositions of assets among the Borrower and its Subsidiaries, (ii) sales and dispositions of portfolio assets among the Borrower and its Subsidiaries, and (iii) sales and dispositions of portfolio assets of the Borrower and its Subsidiaries in the ordinary course of business and

        (b) the assets sold pursuant to this Section 6.11.4 shall not have contributed revenue, determined in accordance with GAAP, over the period of four fiscal quarters prior to the respective sales exceeding 15% of the revenue of the

                  Borrower and its Subsidiaries for the four fiscal quarters ended December 31, 2002 (excluding IPC on a pro forma basis).

6.12.   ISSUANCE OF EQUITY BY SUBSIDIARIES; SUBSIDIARY DISTRIBUTIONS.

6.12.1. ISSUANCE OF EQUITY BY SUBSIDIARIES. The Subsidiaries of the Borrower shall not issue or sell any shares of their capital stock or other evidence of equity or beneficial ownership other than (a) shares issued to the Borrower or any wholly owned Subsidiary of the Borrower; (b) shares issued by GAFR or National Interstate for fair value in compliance with applicable securities laws so long as the issuer in question remains a Subsidiary following such issuance; and (c) Capital Trust Securities (i) issued to refinance Capital Trust Securities outstanding as of the date hereof or (ii) issued by American Financial Capital Trust I or any other trust or similar entity, the proceeds of which are invested by such Person in an equivalent amount of Subordinated Debentures issued by GAFR.

6.12.2. NO RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS. Except for this Agreement and the other Credit Documents, neither the Borrower nor any of its Subsidiaries shall enter into or be bound by any agreement (including covenants requiring the maintenance of specified amounts of net worth or working capital) restricting the right of any Subsidiary to make Distributions or extensions of credit to the Borrower (directly or indirectly through another Subsidiary).

6.13. NEGATIVE PLEDGE CLAUSES. Neither the Borrower nor any of its Subsidiaries shall enter into any agreement, instrument, deed or lease which prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of their respective properties, assets or revenues, whether now owned or hereafter acquired, or which requires the grant of any collateral for such obligation if collateral is granted for another obligation, except the following:

6.13.1. This Agreement and the other Credit Documents.

6.13.2. Covenants in documents creating Liens permitted by Sections
        6.8.2 and 6.8.3 prohibiting further Liens on the assets encumbered thereby.

6.14. COMPLIANCE WITH ERISA. The Borrower will cause all ERISA Group Members to meet all minimum funding requirements applicable to them with respect to any Plan pursuant to section 302 of ERISA or section 412 of the Code, without giving effect to any waivers of such requirements or extensions of the related amortization periods which may be granted. Each Plan maintained from time to time will be a qualified plan under section 401(a) of the Code and will comply in all material respects with the provisions of ERISA and the Code applicable to each Plan. At no time shall the Accumulated Benefit Obligations under any Plan that is not a Multiemployer Plan exceed the fair market value of the assets of such Plan allocable to such benefits by more than $10,000,000.

6.15. COMPLIANCE WITH ENVIRONMENTAL LAWS. The Borrower will, and will cause each of its Subsidiaries to, use and operate all of its facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith.

7. REPRESENTATIONS AND WARRANTIES. In order to induce the Lenders to extend credit to the Borrower hereunder, the Borrower represents and warrants that:

7.1.    ORGANIZATION AND BUSINESS.

7.1.1. THE BORROWER. The Borrower is a duly organized and validly existing corporation, in good standing under the laws of the State of Ohio, with all power and authority, corporate or otherwise, necessary to (a) enter into and perform this Agreement and each other Credit Document to which it is party and to make any borrowings hereunder and (b) own its properties and carry on the business now conducted or proposed to be conducted by it. The Borrower has taken all corporate action required to execute, deliver and perform this Agreement and each other Credit Document to which it is party and to make any borrowings hereunder. Certified copies of the Charter and By-laws of the Borrower have been previously delivered to the Administrative Agent and are correct and complete.

7.1.2. SUBSIDIARIES. Exhibit 7.1, as supplemented from time to time in accordance with Sections 6.5.1 and 6.5.2, sets forth the name, jurisdiction of organization and ownership of each of the Borrower's Subsidiaries whose total assets (after intercompany eliminations) exceed 10% of the total assets of the Borrower and its Subsidiaries Consolidated as of the end of the most recently completed fiscal year. Each such Subsidiary is a duly organized and validly existing corporation, in good standing under the laws of the jurisdiction of its incorporation, with all power and authority, corporate or otherwise, necessary to own its properties and carry on the business now conducted or proposed to be conducted by it.

7.1.3. QUALIFICATION. Except as set forth on Exhibit 7.1, as supplemented from time to time in accordance with Sections
        6.5.1 and 6.5.2, the Borrower and each of its Subsidiaries is duly and legally qualified to do business as a foreign corporation and is in good standing in each state or jurisdiction in which such qualification is required and is duly authorized, qualified and licensed under all laws, regulations, ordinances or orders of public authorities, or otherwise, to carry on its business in the places and in the manner in which it is conducted, except for failures to be so qualified, authorized or licensed which would not in the aggregate result, or create a material risk of resulting, in any Material Adverse Change.

7.2. FINANCIAL STATEMENTS AND OTHER INFORMATION. The Borrower has previously furnished to the Lenders copies of the following:

        (a) The audited Consolidated financial statements of the Borrower and AFC and their respective Subsidiaries as at December 31, 2001 and December 31, 2002, accompanied by reports of each of the Borrower's and AFC's independent auditors;

        (b) The Annual Reports of the Borrower and AFC on Form 10-K for the fiscal year ended December 31, 2002 (the
                  "2002 FORM 10-K");

        (c) The Quarterly Reports of the Borrower and AFC on Form 10-Q for the fiscal quarters ended March 31, 2003 and June 30, 2003; and

        (d) The March 31, 2003 and June 30, 2003 statutory financial statements of GAIC, GALIC and RICA.

         The financial statements (including the notes thereto) referred to in clauses (a), (b) and (c) above have been prepared in accordance with GAAP, and the financial statements (including the notes thereto) referred to in clause (d) above have been prepared in accordance with applicable statutory accounting principles (in each case, subject to year-end audit adjustments and the absence of footnotes for interim statements) and the financial statements (including the notes thereto) referred to in clauses (a), (b) and (c) above fairly present the financial condition of the Persons covered thereby at the dates thereof and the results of their operations for the periods covered thereby, and the financial statements (including the notes thereto) referred to in clause (d) above present the financial condition of the Persons covered thereby at the dates thereof and the results of their operations for the periods covered thereby in compliance with applicable statutory regulations and guidelines. Neither the Borrower nor any of its Subsidiaries has any known material contingent liabilities which are not referred to in said financial statements or in the notes thereto.

         The 2002 Form 10-K (including all of the financial statements and schedules included therein) contains all information which is required to be stated therein in accordance with the Exchange Act, and conforms in all material respects to the requirements thereof; and the 2002 Form 10-K did not when filed include any untrue statement of a material fact or omit to state a material fact which was required to be stated therein or was necessary to make the statements therein not misleading in the light of the circumstances in which they were made.

7.3. LICENSES, ETC. Each of the Borrower and its Subsidiaries has all trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, licenses, permits, authorizations and other rights, as are necessary for the conduct of their respective businesses. All of the foregoing are in full force and effect, and the Borrower and each of its Subsidiaries are in substantial compliance without any known conflict with the valid rights of or by others which could result in a Material Adverse Change.

7.4. CHANGES IN CONDITION. Since December 31, 2002, no Material Adverse Change has occurred, and, except as previously disclosed to the Lenders, neither the Borrower nor any of its Subsidiaries has entered into any material transaction outside the ordinary course of business.

7.5. TITLE TO ASSETS. Each of the Borrower and its Subsidiaries has good and marketable title to all assets necessary for or used in the operations of their businesses as now conducted or proposed to be conducted by them and reflected in the most recent balance sheet referred to in Section 7.2 (or the balance sheet most recently furnished to the Lenders pursuant to Section 6.5.1 or 6.5.2), and to all assets acquired subsequent to the date of such balance sheet, subject to no Liens except for those permitted by Section 6.8.

7.6. LITIGATION. Except for the GREEN asbestosis litigation to the extent described in the 2002 Form 10-K and subsequent Form 10-Q reports referred to in Section 7.2, no litigation, at law or in equity, or any proceeding before any federal, state, provincial or municipal court, board or other governmental or administrative agency or any arbitrator is pending or to the knowledge of the Borrower threatened which may involve any material risk of any final judgment or liability not adequately covered by insurance or which may otherwise result in any Material Adverse Change, or which questions the validity or enforceability of any Credit Document. No judgment, decree, or order of any federal, state, provincial or municipal court, board or other governmental or administrative agency or arbitrator has been issued against the Borrower or any of its Subsidiaries which has resulted, or creates a material risk of resulting in, any Material Adverse Change.

7.7. TAX RETURNS. Each of the Borrower and its Subsidiaries has filed all tax returns which are required to be filed and have paid, or made adequate provision for the payment of, all taxes which have or may become due pursuant to said returns or to assessments received. The federal tax returns of the Borrower for which the applicable period of limitations have not expired have not been audited by the Internal Revenue Service. The Borrower does not know of any material additional assessments or basis therefor. The Borrower has made adequate provision for all current taxes, and in the opinion of the Borrower there will not be any material additional assessments for any fiscal periods prior to and including the fiscal year ended December 31, 2002 in excess of the amounts reserved therefor in the balance sheet as at such date.

7.8. ENFORCEABILITY; NO LEGAL OBSTACLE TO AGREEMENTS. Each of this Agreement, the Revolving Notes and each other Credit Document to which the Borrower or any of its Subsidiaries is party is the legal, valid and binding obligation of such Person, enforceable against it in accordance with its terms. Neither the execution and delivery of this Agreement or any other Credit Document, nor, in the case of the Borrower, the making of any borrowings hereunder, nor the consummation of any transaction referred to in or contemplated by this Agreement or any other Credit Document, nor the fulfillment of the terms hereof or thereof or of any other agreement, instrument, deed or lease referred to in this Agreement or any other Credit Document, has constituted or resulted, or will constitute or result in:

        (a) any breach or termination of the provisions of any agreement, instrument, deed or lease to which the Borrower or any of its Subsidiaries is a party or by which it is bound resulting or creating a material risk of resulting in any Material Adverse Change or challenge to the validity or enforceability of any Credit Document, or any breach of the Charter or By-laws of the Borrower or any of its Subsidiaries;

        (b) the violation of any law, statute, judgment, decree or governmental order, rule or regulation applicable to the Borrower or any of its Subsidiaries resulting or creating a material risk of resulting in any Material Adverse Change or challenging the validity or enforceability of any Credit Document;
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
        (c) the creation under any agreement, instrument, deed or lease of any Lien (other than Liens permitted by the Credit Documents) upon any of the assets of the Borrower or any of its Subsidiaries; or

        (d) any redemption, retirement or other repurchase obligation of any of the Borrower or any of its Subsidiaries under any Charter, By-law, agreement, instrument, deed or lease.

No approval, authorization or other action by, or declaration to or filing with, any governmental or administrative authority or any other Person (including Insurance Authorities) is required to be obtained or made by the Borrower or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or any other Credit Document, the transactions contemplated hereby or thereby, in the case of the Borrower, the making of any borrowing hereunder or thereunder, or the validity or enforceability of any Credit Document.

7.9. DEFAULTS. Neither the Borrower nor any of its Subsidiaries is in default under any provision of its Charter or By-laws or of this Agreement or any other Credit Document. Neither the Borrower nor any of its Subsidiaries is in default under any provision of any agreement, instrument, deed or lease to which it is party or by which it or its property is bound, or has violated any law, judgment, decree or governmental order, rule or regulation, so as to result, or pose a material risk of resulting, in any Material Adverse Change.

7.10. BURDENSOME OBLIGATIONS. Neither the Borrower nor any of its Subsidiaries is party to or bound by any agreement, instrument, deed or lease or is subject to any Charter, By-law or other restriction which, in the opinion of the Borrower's management, is so unusual or burdensome as in the foreseeable future to result, or pose a material risk of resulting, in a Material Adverse Change. Except for the Green asbestosis litigation to the extent described in the 2002 Form 10-K and subsequent Form 10-Q reports referred to in Section 7.2, the Borrower does not presently anticipate that future expenditures of the Borrower and its Subsidiaries needed to meet the provisions of any federal or state statutes, orders, rules or regulations will be so burdensome as to result, or pose a material risk of resulting, in a Material Adverse Change.

7.11. PENSION PLANS. Each Plan maintained by the Borrower or any ERISA Group Member is in material compliance with the applicable provisions of ERISA and the Code. Except as set forth on Exhibit 7.11, neither the Borrower nor any ERISA Group Member maintains, contributes to, or participates in any Plan that is a "defined benefit plan" as defined in ERISA, or is a Multiemployer Plan. Each of the Borrower and each ERISA Group Member has met all of the funding standards applicable to such Plans, and no event or condition exists which would permit the institution of proceedings to terminate any Plan under section 4042 of ERISA. The current value of the Accumulated Benefit Obligations under each of the Plans does not exceed the current value of such Plans' assets allocable to such benefits by more than $1,000,000.

7.12. GOVERNMENT REGULATION. Neither the Borrower nor any of its Subsidiaries, nor any Person controlling the Borrower or any of its Subsidiaries or under common control with the Borrower or any of its Subsidiaries is subject to regulation under the Public Utility

        Holding Company Act of 1935, the Federal Power Act of 1935, the Investment Company Act of 1940, the Interstate Commerce Act or any statute or regulation which regulates the incurring by the Borrower or any of its Subsidiaries of Financing Debt as contemplated by this Agreement and the other Credit Documents. Various aspects of the business conducted by the Borrower and its Subsidiaries, including the nature of the services required to be furnished and the rates that may be charged therefor, are subject to regulation by the Superintendent of Insurance of the State of Ohio and by similar authorities in other jurisdictions in which the Borrower and its Subsidiaries conduct business.

7.13. ENVIRONMENTAL REGULATION. Except as set forth in Exhibit 7.13 and to the best of the Borrower's knowledge, there have been no past, and there are no pending or threatened (a) claims, complaints, notices or requests for information received by the Borrower or any of its Subsidiaries with respect to any alleged violation of any Environmental Law that, singly or in the aggregate, have resulted in, or may reasonably be expected to result in, any Material Adverse Change, or (b) complaints, notices or inquiries to the Borrower or any of its Subsidiaries regarding potential liability under any Environmental Law that, singly or in the aggregate, have resulted in, or may reasonably be expected to result in, any Material Adverse Change.

7.14. DISCLOSURE. Neither this Agreement nor any other Credit Document to be furnished to the Lenders by or on behalf of the Borrower or any of its Subsidiaries in connection with the transactions contemplated hereby or by such Credit Document contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. No fact is actually known to the Borrower which has resulted, or in the future (so far as the Borrower can reasonably foresee) will result, or creates a material risk of resulting, in any Material Adverse Change, except to the extent that present or future general economic conditions may result in a Material Adverse Change.

8.      DEFAULTS.

8.1. EVENTS OF DEFAULT. The following events are herein referred to as "EVENTS OF DEFAULT":

8.1.1. PAYMENT. The Borrower shall fail to make any payment in respect of: (a) interest on any of the Credit Obligations as the same shall become due and payable and such failure shall continue for a period of five Banking Days, (b) any fee or any expense or indemnity in respect of any of the Credit Obligations as the same shall become due and payable and such failure shall continue for a period of five Banking Days after notice thereof by the Administrative Agent to the Borrower (which notice shall be given upon the request of the Required Majority Lenders), or (c) principal of any of the Credit Obligations as the same shall become due, whether at maturity or by acceleration or otherwise.

8.1.2. DESIGNATED COVENANTS. The Borrower or any of its Subsidiaries shall fail to perform or observe any of the provisions of Sections 6.6 through 6.15 to be performed or observed by such Person.

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
8.1.3. GENERAL COVENANTS. The Borrower or any of its Subsidiaries shall fail to perform or observe any other covenant, agreement or provision to be performed or observed by such Person under this Agreement or any other Credit Document, and such failure shall not be rectified or cured to the written satisfaction of the Required Majority Lenders within 20 days after notice thereof by the Administrative Agent to the Borrower (which notice shall be given upon the request of the Required Majority Lenders).

8.1.4. MISREPRESENTATIONS. Any representation or warranty of or with respect to the Borrower or any of its Subsidiaries in connection with this Agreement, any other Credit Document or any financial statements, reports, notices, assignments or certificates delivered to any of the Lenders by the Borrower or any of its Subsidiaries, or any other Person as a guarantor, pledgor or other obligor in connection with this Agreement shall be materially false or materially misleading on the date as of which it was made.

8.1.5.  CROSS DEFAULTS, ETC.

        (a) The Borrower or any of its Subsidiaries shall fail to make any payment when due (after giving effect to any applicable grace periods) in respect of any Financing Debt (other than the Credit Obligations) outstanding in an aggregate amount of principal and accrued and unpaid interest exceeding $5,000,000.

        (b) The Borrower or any of its Subsidiaries shall fail to perform or observe the terms of any agreement or guarantee relating to such Financing Debt, and such failure or condition shall continue, without having been duly cured, waived or consented to, beyond the period of grace, if any, specified in such agreement, and such failure or condition shall permit the acceleration of such Financing Debt.

        (c) Any such Financing Debt of the Borrower or any of its Subsidiaries shall be accelerated or become due or payable prior to its stated maturity for any reason whatsoever (other than voluntary prepayments thereof).

        (d) Any Lien on any property of the Borrower or any of its Subsidiaries securing any such Financing Debt shall be enforced by foreclosure or similar action.

        (e) Any holder of any such Financing Debt shall exercise any right of rescission with respect to the issuance thereof.

8.1.6. CHANGE OF CONTROL OF THE BORROWER. Either (a) Lindner Family Members or direct or indirect Subsidiaries of Lindner Family Members or their nominees shall cease to own, in the aggregate, beneficially (i) at least 25% of the outstanding voting common stock of the Borrower
        (or any successor permitted under Section 6.11) and (ii) a sufficient number of shares of such voting common stock of the Borrower so that such Lindner Family Members, in the aggregate, shall own more shares of such voting common stock than any other Person or group of Persons by a margin of at least 10% of the total number of shares of such voting common stock of the Borrower then outstanding, or (b) a majority of the members of the Board of Directors of the Borrower shall not actually consist of Lindner Family Members, their nominees or representatives or independent directors within the meaning of applicable Securities and Exchange Commission and stock exchange regulations.

8.1.7. CHANGE OF CONTROL IN GAIC. The Borrower (or any of its successors permitted under Section 6.11) shall cease to own directly 100% of the voting common stock of GAIC.

8.1.8. EFFECTIVENESS OF CREDIT DOCUMENTS. Any Credit Document shall cease, for any reason to be in full force and effect, or the Borrower or any of its Subsidiaries shall so assert.

8.1.9. JUDGMENTS, ETC. A final judgment (a) which, with other outstanding final judgments against the Borrower or any of its Subsidiaries, exceeds an aggregate of $5,000,000 shall be rendered against the Borrower or any of its Subsidiaries, or
        (b) which grants injunctive relief that results, or creates a material risk of resulting, in a Material Adverse Change, and
        (c) which, within 60 days after entry thereof, has not been discharged or execution thereof stayed pending appeal, or if, within 60 days after the expiration of any such stay, such judgment shall not have been discharged.

8.1.10. ERISA MATTERS. The Borrower or any ERISA Group Member shall fail to pay when due amounts aggregating in excess of $10,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan shall be filed under Title IV of ERISA by the Borrower or any ERISA Group Member or any administrator; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Plan or a proceeding shall be instituted by a fiduciary of any Plan against the Borrower or any ERISA Group Member to enforce section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a Lien shall be imposed under section 302(f) of ERISA; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan must be terminated.

8.1.11. INSURANCE SUBSIDIARIES MATTERS. Any of the Insurance
        Subsidiaries shall, at any time after the date hereof, be prohibited by law from engaging in the business of effecting and carrying out contracts of insurance, and such prohibition would result in a Material Adverse Change.

8.1.12. TERMINATION OF INSURANCE BUSINESS. Any court or any Insurance Authority or any other governmental or regulatory authority, agency or official of competent jurisdiction shall issue an order or decree which shall require any of the Insurance Subsidiaries to reduce or to terminate all or any substantial part of its insurance business, and such reduction or termination would result in a Material Adverse Change.

8.1.13. BANKRUPTCY, ETC. The Borrower or any of its Subsidiaries shall:

        (a) Commence a voluntary case under the Bankruptcy Code or authorize, by appropriate proceedings of its board of directors or other governing body, the commencement of such a voluntary case;
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
        (b) Have filed against it a petition commencing an involuntary case under the Bankruptcy Code which shall not have been dismissed within 60 days after the date on which such petition is filed; or file an answer or other pleading within such 60-day period admitting or failing to deny the material allegations of such a petition or seeking, consenting to or acquiescing in the relief therein provided;

        (c) Have entered against it an order for relief in any involuntary case commenced under the Bankruptcy Code;

        (d) Seek relief as a debtor under any applicable law, other than the Bankruptcy Code, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or consent to or acquiesce in such relief;

        (e) Have entered against it an order by a court of competent jurisdiction (i) finding it to be bankrupt or insolvent, (ii) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors or
                  (iii) assuming custody of, or appointing a receiver or other custodian for, all or a substantial portion of its property;

        (f) Make an assignment for the benefit of, or enter into a composition with, its creditors, or appoint, or consent to the appointment of, or suffer to exist a receiver or other custodian for, all or a substantial portion of its property; or

        (g) Become insolvent or generally fail to pay, or admit in writing its inability or unwillingness to pay, debts as they become due; or

8.1.14. INSURANCE REGULATORY ACTION. Any applicable insurance regulatory authority shall take action to intervene into the management or business affairs of any of the Insurance
        Subsidiaries and such action would result in a Material
        Adverse Change.

8.2. CERTAIN ACTIONS FOLLOWING AN EVENT OF DEFAULT. If any one or more Events of Default shall occur, then in each and every such case:

8.2.1. NO OBLIGATION TO EXTEND CREDIT. Upon notice by the Administrative Agent to the Borrower, upon the written request of the Required Majority Lenders, the obligations of the Lenders to make any further extensions of credit hereunder shall automatically terminate; provided, however, that if a Bankruptcy Default shall have occurred, the Commitments (if not theretofore terminated) shall automatically terminate.

8.2.2. EXERCISE OF RIGHTS. Upon the written request of the Required Majority Lenders, the Administrative Agent shall proceed to protect and enforce the Lenders' rights by suit in equity, action at law and/or other appropriate proceeding, either for specific performance of any covenant or condition contained in this Agreement or any other Credit Document or in any instrument or assignment delivered to the Lenders pursuant to this Agreement or any other Credit Document, or in aid of the exercise of any power granted in this Agreement or any other Credit Document or any such instrument or assignment.

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
8.2.3. ACCELERATION. Upon the written request of the Required Majority Lenders, the Administrative Agent on behalf of the Lenders shall by notice in writing to the Borrower declare all or any part of the unpaid balance of the Credit Obligations then outstanding to be immediately due and payable, and thereupon such unpaid balance or part thereof shall become so due and payable without presentment, protest or further demand or notice of any kind, all of which are hereby expressly waived; provided, however, that if a Bankruptcy Default shall have occurred, the unpaid balance of the Credit Obligations shall automatically become immediately due and payable without presentment, protest, or other demand or notice of any kind, all of which are expressly waived.

8.2.4. SETOFF. If all or any part of the unpaid balance of the Credit Obligations shall have become due and payable pursuant to
        Section 8.2.3, each Lender may offset and apply toward the payment of such balance or part thereof (and/or toward the curing of any Event of Default) any Indebtedness from such Lender to the Borrower, including any Indebtedness represented by deposits in any account maintained with such Lender, regardless of the adequacy of any security for the Credit Obligations, and no Lender shall have any duty to determine the adequacy of any such security in connection with any such offset.

8.2.5. CUMULATIVE REMEDIES. To the extent not prohibited by applicable law which cannot be waived, all of the Lenders' rights hereunder and under each other Credit Document shall be cumulative.

8.3. ANNULMENT OF DEFAULTS. Any Default or Event of Default shall be deemed not to exist or to have occurred for any purpose of this Agreement if the required holders of the Credit Obligations in accordance with Section 10.6 or the Administrative Agent (with any consent of holders of Credit Obligations required by Section 10.6) shall have waived such Default or Event of Default in writing, stated in writing that the same has been cured to such Lenders' reasonable satisfaction or entered into an amendment to this Agreement which by its express terms cures such Default or Event of Default. No such action by the Lenders or the Administrative Agent shall extend to or affect any subsequent Default or Event of Default or impair any rights of the Lenders upon the occurrence thereof. The making of any extension of credit during the existence of any Default or Event of Default shall not constitute a waiver thereof.

8.4. WAIVERS. The Borrower hereby waives to the extent not prohibited by applicable law:

        (a) All presentments, demands for performance, notices of nonperformance (except to the extent required by the provisions of this Agreement or any other Credit Document), protests, notices of protest and notices of dishonor;

        (b) Any requirement of diligence or promptness on the part of any Lender in the enforcement of its rights under this Agreement, the Revolving Notes or any other Credit Document;

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
        (c) Any and all notices of every kind and description which may be required to be given by any statute or rule of law; and

        (d) Any defense of any kind (other than indefeasible payment in full) which it may now or hereafter have with respect to its liability under this Agreement, the Revolving Notes or any other Credit Document or with respect to the Credit Obligations.

9.      EXPENSES; INDEMNITY.

9.1.    EXPENSES. The Borrower will bear:

        (a) All reasonable expenses of the Administrative Agent (including the reasonable fees and disbursements of the special counsel to the Administrative Agent, but excluding fees and expenses of counsel to the other Lenders) in connection with the preparation and duplication of this Agreement, each other Credit Document (including any amendment to or waiver under any Credit Document), the transactions contemplated hereby and thereby and operations hereunder and thereunder;

        (b) All recording and filing fees and transfer and documentary stamp and similar taxes at any time payable in respect of this Agreement, any other Credit Document or the incurrence of the Credit Obligations; and

        (c) To the extent not prohibited by applicable law that cannot be waived, all other reasonable expenses incurred by the Lenders or the holder of any Credit Obligation in connection with the enforcement of any rights hereunder or under any other Credit Document (including, during the existence of a Default, the Administrative Agent's examination rights provided in Section 6.5.6), including costs of collection and reasonable attorneys' fees (including a reasonable allowance for the hourly cost of attorneys employed by the Administrative Agent on a salaried basis) and expenses.

9.2. GENERAL INDEMNITY. The Borrower will indemnify the Administrative Agent and each Lender, and each of the Administrative Agent and the Lenders' respective directors, officers, employees, agents, counsel and accountants and each Person, if any, who controls the Administrative Agent or any Lender (the Administrative Agent and each Lender and each of their respective directors, officers, employees, agents, counsel and accountants and control Persons is referred to as an "INDEMNITEE") and hold each of them harmless from and against any and all claims, damages, liabilities and reasonable expenses (including reasonable fees and disbursements of counsel with whom any Indemnitee may consult in connection therewith and all expenses of litigation or preparation therefor) which any Indemnitee may incur or which may be asserted against any Indemnitee in connection with any litigation or investigation involving the Borrower or any of its Subsidiaries, or any officer, director, employee, agent, counsel or accountant thereof (including the Administrative Agent's or Lenders' compliance with or contest of any subpoena or other process issued against it in any proceeding involving the Borrower or any of its Subsidiaries), whether or not such Indemnitees are parties thereto, or any penalties or other matters involving the transactions contemplated hereby, other than litigation commenced by the Borrower against the Lenders or the Administrative Agent which seeks enforcement of any of the rights of the Borrower hereunder or under any other Credit Document and is finally determined adversely to the Lenders or the Administrative Agent and except to the extent such claims, damages, liabilities and expenses result from the Administrative Agent's or a Lender's gross negligence or willful misconduct.

10.     OPERATIONS; AGENT.

10.1. INTERESTS IN CREDITS. The Percentage Interest of each Lender in the respective portions of the Loan, and the related Commitments, shall be computed based on the maximum principal amount for each Lender as set forth in the Register, as from time to time in effect. The current Percentage Interests are set forth in Exhibit 10.1, which may be updated by the Administrative Agent from time to time to conform to the Register.

10.2. ADMINISTRATIVE AGENT'S AUTHORITY TO ACT, ETC. Each of the Lenders hereby appoints and authorizes the Administrative Agent to act for the Lenders as the Lenders' Administrative Agent in connection with the transactions contemplated by this Agreement and the other Credit Documents on the terms set forth herein. In acting hereunder, the Administrative Agent is acting for its own account to the extent of its Percentage Interest and for the accounts of the other Lenders to the extent of the Lenders' respective Percentage Interests, and all action in connection with the enforcement of, or the exercise of any remedies (other than each Lender's rights of set-off as provided in Section 8.2.4 or in any Credit Document) in respect of the Credit Obligations and Credit Documents shall be taken by the Administrative Agent, as provided for in this Agreement. Neither the syndication agent, the documentation agent nor any other agent or arranger named hereunder (other than the Administrative Agent) shall have any duties or obligations under the Credit Documents.

10.3. BORROWER TO PAY ADMINISTRATIVE AGENT, ETC. The Borrower shall be fully protected in making all payments and providing all notices in respect of the Credit Obligations to the Administrative Agent, in relying upon consents, modifications and amendments executed by the Administrative Agent purportedly on the Lenders' behalf, and in dealing with the Administrative Agent as herein provided. The Administrative Agent shall charge the account of the Borrower, on the dates when the amounts thereof become due and payable, with the amounts of the principal of and interest on the Loan, the commitment fees and all other fees and amounts owing under any Credit Document.

10.4.   LENDER OPERATIONS FOR ADVANCES, ETC.

10.4.1. ADVANCES. Upon receipt of a borrowing request by the Administrative Agent under Section 2.1, the Administrative
        Agent shall promptly notify each of the Lenders (by telephone confirmed in writing or otherwise). On each Closing Date, each Lender shall advance to the Administrative Agent in immediately available funds such Lender's Percentage Interest in the portion of the Loan to be advanced on such Closing Date prior to 10:00 a.m. (Boston time). If such funds are not received from any Lender at such time, but all the conditions set forth in Section 5.2 have been satisfied, such Lender hereby authorizes and requests the Administrative Agent to advance for such Lender's account, pursuant to the terms hereof, such Lender's respective Percentage Interest in such portion of the Loan and agrees to reimburse the Administrative Agent in immediately available funds for the amount thereof prior to 2:00 p.m. (Boston time) on the day any such portion of the Loan is advanced hereunder.

10.4.2. ADMINISTRATIVE AGENT TO ALLOCATE PAYMENTS. Subject to Section 10.4.3, all payments of principal and interest in respect of the extensions of credit made pursuant to this Agreement and commitment fees and other fees under this Agreement shall, as a matter of convenience, be made by the Borrower to the Administrative Agent in immediately available funds, and the share of each Lender shall be credited to such Lender by the Administrative Agent in immediately available funds in such manner that the principal amount, interest and fees in respect of the Credit Obligations to be paid shall be paid proportionately in accordance with the Lenders' respective Percentage Interests.

10.4.3. NONPERFORMING LENDERS. In the event that any Lender fails to reimburse the Administrative Agent pursuant to Sections 10.4.1 for the Percentage Interest of such lender (a "NONPERFORMING LENDER") in any credit advanced by the Administrative Agent pursuant hereto, overdue amounts (the "DELINQUENT PAYMENT") due from the Nonperforming Lender to the Administrative Agent shall bear interest, payable by the Nonperforming Lender on demand, at a per annum rate equal to (a) the Federal Funds Rate for the first three days overdue and (b) the sum of 2% PLUS the Federal Funds Rate for any longer period. Such interest shall be payable to the Administrative Agent for its own account for the period commencing on the date of the Delinquent Payment and ending on the date the Nonperforming Lender reimburses the Administrative Agent on account of the Delinquent Payment (to the extent not paid by the Borrower as provided below) and the accrued interest thereon (the "DELINQUENCY PERIOD"), whether pursuant to the assignments referred to below or otherwise. Upon notice by the Administrative Agent, the Borrower will pay to the Administrative Agent the principal (but not the interest) portion of the Delinquent Payment. During the Delinquency Period, in order to make reimbursements for the Delinquent Payment and accrued interest thereon, the Nonperforming Lender shall be deemed to have assigned to the Administrative Agent all interest, commitment fees and other payments made by the Borrower under Section 3 that would have thereafter otherwise been payable under the Credit Documents to the Nonperforming Lender. During any period in which any Nonperforming Lender is not performing its obligations to extend credit under Section 2, the Nonperforming Lender shall be deemed to have assigned to each Lender that is not a Nonperforming Lender (a "PERFORMING LENDER") all principal and other payments made by the Borrower under Section 4 that would have thereafter otherwise been payable under the Credit Documents to the Nonperforming Lender. The Administrative Agent shall credit a portion of such payments to each Performing Lender in an amount equal to the Percentage Interest of such Performing Lender divided by one minus the Percentage Interest of the Nonperforming Lender until the respective portions of the Loan owed to all the Lenders are the same as the Percentage Interests of the Lenders immediately prior to the failure of the Nonperforming Lender to perform its obligations under
        Section 2. The foregoing provisions shall be in addition to any other remedies the Administrative Agent, the Performing Lenders or the Borrower may have under law or equity against the Nonperforming Lender as a result of the Delinquent Payment or as a result of its failure to perform its obligations under
        Section 2.

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


10.5. ADMINISTRATIVE AGENT'S RESIGNATION. The Administrative Agent may resign at any time by giving at least 60 days' prior written notice of its intention to do so to each Lender and to the Borrower and upon the appointment by the Required Majority Lenders of a successor Administrative Agent satisfactory to the Borrower. If no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 45 days after the retiring Administrative Agent's giving of such notice of resignation, then the retiring Administrative Agent may, with the consent of the Borrower, which consent shall not be unreasonably withheld, appoint a successor Administrative Agent which shall be a bank or a trust company organized under the laws of the United States of America or any state thereof and having a combined capital, surplus and undivided profit of at least $500,000,000 and a tier one ratio of equity to risk-weighted assets ranking in the top half of all domestic banks having greater than $1,000,000,000 in assets pursuant to regulations issued by the federal Comptroller of the Currency, the Board of Governors of the Federal Reserve System or other applicable federal bank regulatory agencies; PROVIDED, HOWEVER, that any successor Administrative Agent appointed under this sentence may be removed upon the written request of the Required Majority Lenders, which request shall also appoint a successor Administrative Agent satisfactory to the Borrower. Upon the appointment of a new Administrative Agent hereunder, the term "ADMINISTRATIVE AGENT" shall for all purposes of this Agreement thereafter mean such successor. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, or the removal hereunder of any successor Administrative Agent, the provisions of this Agreement shall continue to inure to the benefit of the Administrative Agent as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

10.6.   CONCERNING THE ADMINISTRATIVE AGENT.

10.6.1. ACTION IN GOOD FAITH, ETC. The Administrative Agent and its officers, directors, employees and agents shall be under no liability to any of the Lenders or to any future holder of any interest in the Credit Obligations for any action or failure to act taken or suffered in good faith, and any action or failure to act in accordance with an opinion of its counsel shall conclusively be deemed to be in good faith. The Administrative Agent shall in all cases be entitled to rely, and shall be fully protected in relying, on instructions given to the Administrative Agent by the required holders of Credit Obligations as provided in this Agreement.

10.6.2. NO IMPLIED DUTIES, ETC. The Administrative Agent shall have and may exercise such powers as are specifically delegated to the Administrative Agent under this Agreement or any other
        Credit Document, together with all other powers incidental thereto. The Administrative Agent shall have no implied duties to any Person or any obligation to take any action under this Agreement or any other Credit Document except for action specifically provided for in this Agreement or any other
        Credit Document to be taken by the Administrative Agent.
        Before taking any action under this Agreement or any other
        Credit Document, the Administrative Agent may request an appropriate specific indemnity satisfactory to it from each Lender in addition to the general indemnity provided for in
        Section 10.9, and until the Administrative Agent has received such specific indemnity, the Administrative Agent shall not be obligated to take (although it may in its sole discretion take) any such action under this Agreement or any other Credit Document;
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
        provided, however, that no such indemnity shall extend to actions or omissions which are taken by the Administrative Agent with gross negligence or willful misconduct.

10.6.3. VALIDITY, ETC. Subject to Section 10.6.1, the Administrative Agent shall not be responsible to any Lender or any future holder of any interest in the Credit Obligations (a) for the legality, validity, enforceability or effectiveness of this Agreement or any other Credit Document, (b) for any recitals, reports, representations, warranties or statements contained in or made in connection with this Agreement or any other Credit Document, (c) for the existence or value of any assets included in any security for the Credit Obligations, (d) for the perfection or effectiveness of any Lien purported to be included in such security or (e) for the specification or failure to specify any particular assets to be included in such security.

10.6.4. COMPLIANCE. The Administrative Agent shall not be obligated to ascertain or inquire as to the performance or observance of any of the terms of this Agreement or any other Credit Document. In connection with any extension of credit under this Agreement or any other Credit Document, the Administrative Agent shall be fully protected in relying on a certificate of the Borrower as to the fulfillment by the Borrower of any conditions to such extension of credit.

10.6.5. EMPLOYMENT OF AGENTS AND COUNSEL. The Administrative Agent may execute any of its duties as Administrative Agent under this Agreement or any other Credit Document by or through employees, agents and attorneys-in-fact and shall not be responsible to any of the Lenders, the Borrower or any of its Subsidiaries (except as to money or securities received by the Administrative Agent or the Administrative Agent's authorized agents) for the default or misconduct of any such agents or attorneys-in-fact selected by the Administrative Agent, except where the Administrative Agent has acted with gross negligence or willful misconduct. The Administrative Agent shall be entitled to advice of counsel concerning all matters pertaining to the agencies hereby created and its respective duties hereunder or under any other Credit Document.

10.6.6. RELIANCE ON DOCUMENTS AND COUNSEL. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any affidavit, certificate, cablegram, consent, instrument, letter, notice, order, document, statement, telecopy, telegram, telex or teletype message or writing reasonably believed in good faith by the Administrative Agent to be genuine and correct and to have been signed, sent or made by the Person in question, including without limitation any telephonic or oral statement made by such Person, and, with respect to legal matters, upon the opinion of counsel selected by the Administrative Agent.

10.6.7. ADMINISTRATIVE AGENT'S REIMBURSEMENT. Each of the Lenders severally agrees to reimburse the Administrative Agent, in the amount of such Lender's Percentage Interest, for any expenses not reimbursed by the Borrower (without limiting the obligation of the Borrower to make such reimbursement): (a) for which the Administrative Agent is entitled to reimbursement by the Borrower under this Agreement or any other Credit Document, and (b) after the occurrence of a Default, for any other expenses incurred by the Administrative Agent on the Lenders' behalf in connection with the enforcement of the

        Lenders' rights under this Agreement or any other Credit Document; provided, however, that no such reimbursement shall apply to actions or omissions which are taken by the Administrative Agent with gross negligence or willful misconduct.

10.7. RIGHTS AS A LENDER. With respect to any credit extended by it hereunder, the Administrative Agent shall have the same rights, obligations and powers hereunder as any other Lenders and may exercise such rights and powers as though it was not the Administrative Agent, and unless the context otherwise specifies, the Administrative Agent shall be treated in its respective individual capacity as though it were not the Administrative Agent hereunder. Without limiting the generality of the foregoing, the Percentage Interest of the Administrative Agent shall be included in any computations of Percentage Interests. The Administrative Agent and its Affiliates may accept deposits from, lend money to, act as trustee for and generally engage in any kind of banking or trust business with the Borrower or any of its Subsidiaries or any other Person, including any Person who may do business with or own an equity interest in the Borrower or any of its Subsidiaries, all as if such bank was not the Administrative Agent and without any duty to account therefor to the other Lenders.

10.8. INDEPENDENT CREDIT DECISION. Each of the Lenders acknowledges that it has independently and without reliance upon the Administrative Agent, based on the financial statements and other documents referred to in Section 7.2, on the other representations and warranties contained herein and on such other information with respect to the Borrower and its Subsidiaries as such Lender deemed appropriate, made such Lender's own credit analysis and decision to enter into this Agreement and to make the extensions of credit provided for hereunder. Each Lender represents to the Administrative Agent that such Lender will continue to make its own independent credit and other decisions in taking or not taking action under this Agreement or any other Credit Document. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to such Lender, and no act by the Administrative Agent taken under this Agreement or any other Credit Document, including any review of the affairs of the Borrower and its Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent. Except for notices, reports and other documents expressly required to be furnished to each Lender by the Administrative Agent under this Agreement or any other Credit Document, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition, financial or otherwise, or credit worthiness of the Borrower or any of its Subsidiaries which may come into the possession of such the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

10.9. INDEMNIFICATION. The holders of the Credit Obligations hereby agree to indemnify the Administrative Agent and its officers, directors, employees, agents, attorneys, accountants, consultants and controlling Persons (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), pro rata according to their respective Percentage Interests, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time be imposed on, incurred by or asserted against the Administrative Agent relating to or arising out of this Agreement, any other Credit Document,

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
        the transactions contemplated hereby or thereby, or any action taken or omitted by the Administrative Agent in connection with any of the foregoing; provided, however, that the foregoing shall not extend to actions or omissions which are determined in a final, nonappealable judgment by a court of competent jurisdiction to have been taken by the Administrative Agent with gross negligence or willful misconduct.

11. SUCCESSORS AND ASSIGNS; LENDER ASSIGNMENTS AND PARTICIPATIONS. Any reference in this Agreement or any other Credit Document to any of the parties hereto shall be deemed to include the successors and assigns of such party, and all covenants and agreements by or on behalf of the Borrower, the Administrative Agent or the Lenders that are contained in this Agreement or any other Credit Document shall bind and inure to the benefit of their respective successors and assigns; provided, however, that (a) the Borrower and its Subsidiaries may not assign their rights or obligations under this Agreement or any other Credit Document except for mergers or liquidations permitted by Section 6.11, and (b) the Lenders shall be not entitled to assign their respective Percentage Interests in the credits extended hereunder or their Commitments except as set forth below in this Section 11.

11.1.   ASSIGNMENTS BY LENDERS.

11.1.1. ASSIGNEES AND ASSIGNMENT PROCEDURES. Each Lender may, in compliance with applicable laws in connection with such assignment, assign to one or more Eligible Assignees (each, an "ASSIGNEE") all or a portion of its interests, rights and obligations under this Agreement and the other Credit Documents, including all or a portion, which need not be pro rata between the 364-Day Revolving Loan and the Three-Year Revolving Loan, of its Commitment, the portion of the 364-Day Revolving Loan or the Three-Year Revolving Loan at the time owing to it and any Revolving Notes held by it; provided, however, that:

        (a) the aggregate amount of the Commitment of the assigning Lender subject to each such assignment to any Assignee other than another Lender, a Related Fund, any Eligible Assignee that acquires all or a substantial portion of the assets of a Lender or an Affiliate of a Lender (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be not less than $5,000,000 and in increments of $1,000,000 (or, if less, the entire remaining amount of the assigning Lender's Commitment); and

        (b) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance (the "Assignment and Acceptance") substantially in the form of
                  Exhibit 11.1.1, together with the Note subject to such assignment and, except in the event of a transfer pursuant to Sections 11.3 or 11.4 or to another Lender, a Related Fund, any Eligible Assignee that acquires all or a substantial portion of the assets of a Lender or an Affiliate of a Lender, a processing fee of $3,500 payable to the Administrative Agent by the assigning Lender (or as the assigning Lender and the Assignee may otherwise agree between themselves).

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
         Upon acceptance and recording pursuant to Section 11.1.4, from and after the effective date specified in each Assignment and Acceptance (which effective date shall be at least five Banking Days after the execution thereof unless waived by the Administrative Agent):

            (i) the Assignee shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and

            (ii) the assigning Lender shall, to the extent provided in such assignment, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.2.4, 3.4, 3.5 and 9, as well as to any fees accrued for its account hereunder and not yet paid).

11.1.2. Terms of Assignment and Acceptance. By executing and delivering an Assignment and Acceptance, the assigning Lender and the Assignee shall be deemed to confirm to and agree with each other and the other parties hereto as follows:

        (a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto;

        (b) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower and its Subsidiaries or the performance or observance by the Borrower or any of its Subsidiaries of any of its obligations under this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto;

        (c) such Assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.2 or Section 6.5 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

        (d) such Assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

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
        (e) such Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and

        (f) such Assignee agrees that it will perform in accordance with the terms of this Agreement all the obligations which are required to be performed by it as a Lender.

11.1.3. REGISTER. The Administrative Agent shall maintain at the Boston Office (solely for the limited purpose set forth in this Section 11.1.3, as the agent of the Borrower) a register (the "REGISTER") for the recordation of (a) the names and addresses of the Lenders and the Assignees which assume rights and obligations pursuant to an assignment under Section 11.1.1, (b) the Percentage Interest of each such Lender as set forth in Exhibit 10.1 and (c) the amount of the Loan owing to each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is registered therein for all purposes as a party to this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

11.1.4. ACCEPTANCE OF ASSIGNMENT AND ASSUMPTION. Upon its receipt of a completed Assignment and Acceptance executed by an assigning Lender and an Assignee (and any necessary consent of the Administrative Agent and the Borrower) together with the processing and recordation fee referred to in Section 11.1.1 and, to the extent necessary, the Revolving Note being assigned, the Administrative Agent shall (a) accept such Assignment and Acceptance, (b) record the information contained therein in the Register and (c) give prompt notice thereof to the Borrower. Within five Banking Days after receipt of notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent (in exchange for the surrendered Revolving Note if such Revolving Note must be surrendered or reissued as a result of such assignment) a new Revolving Note to the order of such Assignee in a principal amount equal to the applicable Commitment and Loan assumed by it pursuant to such Assignment and Acceptance. If the assigning Lender has retained a Commitment and Loan, its Revolving Note shall be deemed to be then outstanding in a principal amount equal to the applicable Commitment and Loan retained by it.

11.1.5. FEDERAL RESERVE BANK. Notwithstanding the foregoing provisions of this Section 11 (without the consent of or notice to the Administrative Agent or the Borrower), any Lender may at any time pledge all or any portion of such Lender's rights under this Agreement and the other Credit Documents to a Federal Reserve Bank or, in the case of any Lender that is a fund, to the trustee of such fund to support the fund's obligations to such trustee; PROVIDED, HOWEVER, that no such pledge or assignment shall release such Lender from such Lender's obligations hereunder or under any other Credit Document.

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
11.1.6. FURTHER ASSURANCES. The Borrower and its Subsidiaries shall sign such documents and take such other actions from time to time reasonably requested by an Assignee to enable it to share in the benefits of the rights created by the Credit Documents.

11.2. CREDIT PARTICIPANTS. Each Lender may, without the consent of the Borrower or the Administrative Agent, in compliance with applicable laws in connection with such participation, sell to one or more commercial banks, other financial institutions or funds in the business of making or purchasing loans similar to the Credit Obligations (each a "CREDIT PARTICIPANT") participations in all or a portion of its interests, rights and obligations under this Agreement and the other Credit Documents (including all or a portion of its Commitment, the Loan and the Revolving Notes held by it); PROVIDED, HOWEVER, that:

        (a) such Lender's obligations under this Agreement shall remain unchanged;

        (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

        (c) the Credit Participant shall be entitled to the benefit of the cost protection provisions contained in Sections 3.2.4, 3.4,
                  3.5 and 9, but shall not be entitled to receive any greater payment thereunder than the selling Lender would have been entitled to receive with respect to the interest so sold if such interest had not been sold; and

        (d) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and, under any agreements between such Lender and such Credit Participant, such Lender shall retain the sole right as one of the Lenders to vote (and to determine how to vote) with respect to the enforcement of the obligations of the Borrower relating to the Loan and the approval of any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications, consents or waivers described in clause (b) of the proviso to Section 15.1, with respect to which the Credit Participant may determine how to vote).

The Borrower agrees, to the fullest extent permitted by applicable law, that any Credit Participant and any Lender purchasing a participation from another Lender pursuant to Section 10.5 may exercise all rights of payment (including the right of set-off), with respect to its participation as fully as if such Credit Participant or such Lender were the direct creditor of the Borrower and a Lender hereunder in the amount of such participation.

11.3. SPECIAL PURPOSE FUNDING VEHICLES. Notwithstanding anything to the contrary contained herein, any Lender (a "GRANTING LENDER") may grant to a special purpose funding vehicle identified in writing by the Granting Lender to the Administrative Agent and the Borrower from time to time (an "SPV") the option to provide to the Borrower all or part of any extension of credit that such Granting Lender would otherwise be obligated to make to the Borrower pursuant hereto; PROVIDED, HOWEVER, that (a) nothing herein shall constitute a commitment by any SPV to make any extension of credit,
        (b) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such extension of credit, the Granting Lender shall be obligated to make such extension of credit pursuant to the terms hereof and (c) the Granting Lender shall remain for all purposes the Lender of record under the Credit Documents, including for the purposes of approving amendments, waivers and other modifications of the Credit Documents. The making of an extension of credit by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent as if such extension of credit had been made by such Granting Lender. No SPV shall be liable for any indemnity or similar payment obligation under the Credit Documents (all liability for which shall remain with the Granting Lender). Prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, no party hereto will institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings. In addition, notwithstanding anything to the contrary contained herein, any SPV may (i) with notice to, but without the prior consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Credit Obligations to the Granting Lender or to any financial institutions (consented to in writing by the Borrower and Administrative Agent) providing liquidity or credit support to such SPV to support the funding or maintenance of extensions of credit and (ii) disclose on a confidential basis any non-public information relating to its extensions of credit to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. This Section shall survive the termination of this Agreement and may not be amended without the written consent of each SPV to which a grant has been made pursuant to this Section.

12. CONFIDENTIALITY. Each Lender agrees that it will make no disclosure of any information furnished to it by the Borrower or any of its Affiliates unless such information shall have become public, except:

        (a) In connection with operations under or the enforcement of this Agreement or any other Credit Document;

        (b) To any proposed Assignee or Credit Participant who agrees (subject to the exceptions provided in this Agreement) to preserve the confidentiality of any confidential information relating to the Borrower or any of its Affiliates received from such Lender;

        (c) To the applicable bank regulatory or other governmental agencies relating to such Lender or pursuant to any statutory or regulatory requirement or any mandatory court order, subpoena or other legal process;

        (d) To any parent or corporate Affiliate of such Lender; provided, however, that any such Person shall also agree to comply with the restrictions set forth in this Section 12 with respect to such information;

        (e) To its independent counsel, auditors and other professional advisors with an instruction to such Person to keep such information confidential;

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
        (f) In connection with any litigation or arbitration proceedings to which such Lender is a party; and

        (g)       With the prior written consent of the Borrower, to any other
                  Person.

Notwithstanding the foregoing, this Section shall not apply to information which is obtained or was previously obtained by a Lender from a third person who, insofar as is known to such Lender, is not subject to a duty of confidentiality. In addition, the Lenders and their Affiliates may include references to the Borrower and its Affiliates, the credit facility provided hereby and, with the consent of the Borrower, which consent shall not be unreasonably withheld, their trade names, trademarks and logos in connection with any advertising or marketing undertaken by any such Lender or its Affiliates.

Notwithstanding the foregoing, the Administrative Agent and the Lenders (and each employee, representative, agent or advisor of the Administrative Agent or the Lenders) may disclose to any and all Persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of this transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent or the Lenders relating to such tax treatment and tax structure.

13. NOTICES. Except as otherwise specified in this Agreement, any notice required to be given pursuant to this Agreement shall be given in writing. Any notice, demand or other communication in connection with this Agreement shall be deemed to be given if given in writing (including telex, telecopy (confirmed by telephone or writing) or similar teletransmission) addressed as provided below (or to the addressee at such other address as the addressee shall have specified by notice actually received by the addressor), and if either
        (a) actually delivered in fully legible form to such address (evidenced in the case of a telex by receipt of the correct answerback) or
        (b) in the case of a letter, five days shall have elapsed after the same shall have been deposited in the United States mails, with first-class postage prepaid and registered or certified.

            If to the Borrower, to it at the following address:

                  One East Fourth Street
                  Cincinnati, Ohio 45202
                  ATTENTION:  Fred J. Runk
                              James Kennedy

            With a copy to:

                  Keating, Muething & Klekamp
                  1800 Provident Tower
                  One East Fourth Street
                  Cincinnati, Ohio  45202
                  ATTENTION:  Paul V. Muething

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
         If to the Administrative Agent or any Lender, to it at its address set forth on the signature pages of this Agreement, to the attention of the account officer specified on the signature page, with a copy to the Administrative Agent.

14.     AMENDMENTS, CONSENTS, WAIVERS, ETC.

14.1. LENDER CONSENTS FOR AMENDMENTS. Except as otherwise set forth herein, the Administrative Agent may (and upon the written request of the Required Majority Lenders the Administrative Agent shall) take or refrain from taking any action under this Agreement or any other Credit Document, including giving its written consent to any modification of or amendment to and waiving in writing compliance with any covenant or condition in this Agreement or any other Credit Document (other than an Interest Rate Protection Agreement) or any Default or Event of Default, all of which actions shall be binding upon all of the Lenders; PROVIDED, HOWEVER, that:

        (a) Except as provided below, without the written consent of the Lenders owning at least a majority of the Percentage Interests (disregarding the Percentage Interest of any Nonperforming Lender so long as such Lender is treated equally with the other Lenders with respect to any actions enumerated below), no written modification of, amendment to, consent with respect to, waiver of compliance with or waiver of a Default under, any of the Credit Documents (other than an Interest Rate Protection Agreement) shall be made.

        (b) Without the written consent of such Lenders as own 100% of the Percentage Interests (disregarding the Percentage Interest of any Nonperforming Lender so long as such Lender is treated equally with the other Lenders with respect to any actions enumerated below):

            (i) None of the conditions specified in Section 5 shall be amended, waived or modified.

            (ii) No incurrence or existence of any Lien on all or substantially all of the assets of the Borrower and its Subsidiaries shall be permitted (other than any Liens from time to time securing the Credit Obligations).

            (iii) No contractual subordination of the Loans or any other portion of the Credit Obligations to any other Indebtedness shall be permitted.

            (iv) No alteration shall be made of the Lenders' rights of set-off contained in Section 8.2.4.

            (v) No amendment to or modification of this Section 14.1 or the definition of "Required Majority Lenders" shall be made.

        (c) Without the written consent of each Lender that is directly affected thereby (disregarding the Percentage Interest of Nonperforming Lender so long as such Lender is treated equally with the other Lenders with respect to any actions enumerated below):

            (i) No reduction shall be made in (A) the amount of principal of the Loan owing to such Lender or (B) the interest rate on the portion of the Loan owing to such Lender (other than amendments and waivers approved by the Required Majority Lenders that modify defined terms used in calculating the Applicable Eurodollar Margin or that waive an increase in the Applicable Rate as a result of an Event of Default) or (C) the commitment fees owing to such Lender under Section 3.3.

            (ii) No change shall be made in the stated, scheduled time of payment of any portion of the Loan owing to such Lender or interest thereon or fees relating to any of the foregoing payable to such Lender and no waiver shall be made of any Default under Section 8.1.1 with respect to such Lender.

            (iii) No increase shall be made in the amount, or extension of the term, of the stated Commitments of such Lender beyond that provided for under Section 2.

        (d) Without the written consent of such Lenders owning at least a majority of the Percentage Interests of either of the 364-Day Revolving Loan or the Three-Year Revolving Loan, as applicable, (disregarding the Percentage Interest of any Nonperforming Lender so long as such Lender is treated equally with the other Lenders with respect to any actions enumerated below) voting as a separate class, no change may be made in the allocation of mandatory prepayments under Section 4.2 between the 364-Day Revolving Loan and the Three-Year Revolving Loan.

        (e) Without the written consent of the Administrative Agent, no amendment or modification of any Credit Document shall affect the rights or duties of the Administrative Agent under the Credit Documents.

14.2. COURSE OF DEALING, AMENDMENTS AND WAIVERS. No course of dealing between any Lender and the Borrower or any of its Subsidiaries shall operate as a waiver of any of the Lenders' rights under this Agreement or any other Credit Document or with respect to the Credit Obligations. The Borrower acknowledges that if the Lenders, without being required to do so by this Agreement or any other Credit Document, give any notice or information to any of the Borrower and its Subsidiaries, or obtain any consent from any of them, the Lenders shall not by implication have amended, waived or modified any provision of this Agreement or any other Credit Document, or created any duty to give any such notice or information or to secure any such consent on any future occasion. No delay or omission in exercising any right, or any partial exercise of any right, on the part of any Lender under this Agreement or any other Credit Document or with respect to the Credit Obligations shall operate as a waiver of such right or any other right, or preclude the further exercise of such right or any other right, hereunder or thereunder. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. No waiver, consent or amendment with respect to this Agreement or any other Credit Document shall be binding unless it is in writing and signed by the Administrative Agent or the holders of the required Credit Obligations.

15. DEFEASANCE. When all Credit Obligations have been paid, performed and reasonably determined by the Lenders to have been indefeasibly discharged in full, and if at the time no Lender continues to be committed to extend any credit to the Borrower hereunder or under any other Credit Document, this Agreement and each other Credit Document shall terminate; provided, however, that Sections 3.2.4, 3.4, 3.5, 9, 10.6.7, 10.9, 12, 16, 17 and 19 shall survive the termination of this Agreement. Thereupon, on the Borrower's demand and at its cost and expense, the Administrative Agent shall execute proper instruments, acknowledging satisfaction of and discharging this Agreement and each other Credit Document.

16. VENUE; SERVICE OF PROCESS; CERTAIN WAIVERS. The Borrower by its execution hereof:

        (a) Irrevocably submits to the nonexclusive jurisdiction of the state courts of The Commonwealth of Massachusetts and to the nonexclusive jurisdiction of the United States District Court for the District of Massachusetts for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or any other Credit Document or the subject matter hereof or thereof; and

        (b) Waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding brought in any of the above-named courts, any claim that it is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that such proceeding is brought in an inconvenient forum, that the venue of such proceeding is improper, or that this Agreement or any other Credit Document, or the subject matter hereof or thereof, may not be enforced in or by such court.

        (c) Consents to service of process in any such proceeding in any manner permitted by Chapter 223A of the General Laws of The Commonwealth of Massachusetts and agrees that service of process by registered or certified mail, return receipt requested, at the address specified in or pursuant to Section 13 is reasonably calculated to give actual notice.

        (d) Waives to the extent not prohibited by applicable law that cannot be waived any right it may have to claim or recover in any such proceeding any special exemplary, punitive or consequential damages.

17. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE Borrower AND THE LENDERS HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND OR ACTION ARISING OUT OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE SUBJECT MATTER

        HEREOF OR THEREOF OR ANY CREDIT OBLIGATION OR IN ANY WAY CONNECTED WITH THE DEALINGS OF THE LENDERS OR THE BORROWER IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT OR TORT OR OTHERWISE. The
        Borrower acknowledges that it has been informed by the Lenders that the provisions of this Section 17 constitute a material inducement upon which each of the Lenders has relied, is relying and will rely in entering into this Agreement and any other Credit Document, and that it has reviewed the provisions of this Section 17 with its counsel. Any of the Lenders or the Borrower may file an original counterpart or a copy of this
        Section 17 with any court as written evidence of the consent of such Lender and the Borrower to the waiver of their rights to trial by jury.

18.     ACKNOWLEDGMENTS. The Borrower acknowledges:

        (a) It has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

        (b) No Lender has a fiduciary relationship to the Borrower by reason of this Agreement or the other Credit Documents, and the relationship between any Lender, on the one hand, and the Borrower on the other hand, arising from the Credit Documents is solely that of debtor and creditor; and

        (c)       No joint venture exists between the Borrower and any Lender.

        The parties have participated jointly in the negotiation and drafting of this Agreement and the other Credit Documents with counsel sophisticated in financing transactions. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the other Credit Documents shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement and the other Credit Documents.

19. GENERAL. All covenants, agreements, representations and warranties made in this Agreement or any other Credit Document or in certificates delivered pursuant hereto or thereto shall be deemed to have been material and relied on by each Lender, notwithstanding any investigation made by any Lender on its behalf, and shall survive the execution and delivery to the Lenders hereof and thereof. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The table of contents and headings in this Agreement are for convenience of reference only and shall not limit, alter or otherwise affect the meaning hereof. This Agreement and the other Credit Documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior and current understandings and agreements, whether written or oral with respect to such subject matter. This Agreement may be executed in any number of counterparts which together shall constitute one instrument. This Agreement, and any issue, claim or proceeding arising out of or relating to this Agreement or any other Credit Document or the conduct of the parties hereto, whether now existing or hereafter arising and whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the Commonwealth of Massachusetts.

               [the remainder of this page is intentionally blank]

         Each of the undersigned has caused this Agreement to be executed and delivered by its duly authorized officer as an agreement under seal as of the date first above written.

                         AMERICAN FINANCIAL GROUP, INC.


                         By: s:/Fred J. Runk
                            --------------------------------------
                                Name:  Fred J. Runk
                                Title: Senior V.P. & Treasurer


                         FLEET NATIONAL BANK


                         By: s:/Elizabeth A. Paluck
                            --------------------------------------
                                Name:  Elizabeth A. Paluck
                                Title: Senior Associate

                         Financial Institutions Division
                         Mail Stop 01-10
                         100 Federal Street
                         Boston, Massachusetts  02110
                         Attention:  Elizabeth A. Paluck
                         Telecopy:  (617) 434-9740

                         BANK OF AMERICA, N.A.


                         By: s:/J. Miller
                            ---------------------------------------
                                Name:  J. Miller
                                Title:

                         Bank of America Plaza
                         901 Main Street
                         Dallas, Texas  75202
                         Attention: Joan D'Amico
                         Telecopy: (214) 209-0604

                          KEYBANK NATIONAL ASSOCIATION


                          By: s:/Mary K. Young
                             ---------------------------------------
                                 Name:  Mary K. Young
                                 Title: Vice President

                         127 Public Square OH-01-27-0606
                         Cleveland, Ohio 44114
                         Attention: Mary Young
                         Telecopy: (216) 689-4981

                          US BANK, NATIONAL ASSOCIATION


                          By:  s:/Derek S. Roudebush
                              ---------------------------------------
                                  Name:  Derek S. Roudebush
                                  Title: Vice President

                          US Bank Tower
                          425 Walnut Street, 8th floor
                          Cincinnati, Ohio 45202
                          Attention: Derek Roudebush
                          Telecopy: (920) 426-7993

                           CREDIT SUISSE FIRST BOSTON,
                           CAYMAN ISLANDS BRANCH


                           By: s:/Jay Chall
                              --------------------------------------
                                  Name:  Jay Chall
                                  Title: Director

                           By: s:/Barbara Wong
                              --------------------------------------
                                  Name:  Barbara Wong
                                  Title: Associate

                            Eleven Madison Avenue
                            New York, New York 10010
                            Attention: Jay Chall
                            Telecopy: (212) 325-8230

                            RIGGS BANK, N.A.


                            By:  s:/Robert A. Incorvati
                                ------------------------------------
                                    Name:  Robert A. Incorvati
                                    Title: Vice President

                            808 17th Street, N.W.,  17th floor
                            Washington, D.C. 20006
                            Attention: Robert Incorvati
                            Telecopy: (202) 835-5977

                            PNC BANK, NATIONAL ASSOCIATION


                            By: s:/C. Joseph Richardson
                               -------------------------------------
                                   Name:  C. Joseph Richardson
                                   Title: Senior Vice President

                            201 East Fifth Street
                            Cincinnati, Ohio 45202
                            Attention: Joe Richardson
                            Telecopy: (513) 651-8951

                            THE HUNTINGTON NATIONAL BANK


                            By: s:/Chris Henn
                               --------------------------------------
                                   Name:  Chris Henn
                                   Title: Senior Vice President

                             105 East 4th Street  --  Suite 200A
                             Cincinnati, Ohio 45202
                             Attention: Teresa Bley
                             Telecopy: 513-762-1838

                            THE BANK OF NEW YORK


                            By: s:/J. David Parker, Jr.
                               --------------------------------------
                                   Name:  J. David Parker, Jr.
                                   Title: Vice President

                            Insurance Division
                            One Wall Street, 17th Floor
                            New York, New York 10288

                            LaSalle Bank national association


                            By: s:/Brandon S. Allison
                               --------------------------------------
                                   Name:  Brandon S. Allison
                                   Title: Commercial Banking Officer

                            135 South LaSalle Street, Suite 209
                            Chicago, IL  60603
                            Attention: Brandon S. Allison
                            Telecopy: 312-904-6189

                            JPMORGAN CHASE BANK


                            By: s:/Helen L. Newcomb
                               --------------------------------------
                                   Name:  Helen L. Newcomb
                                   Title: Vice President

                            270 Park Avenue
                            4th Floor
                            New York, NY  10017
                            Attention: Helen Newcomb
                            Telecopy: 212-270-1511

                                    EXHIBIT 1
                                    ---------

                         CDO VARIABLE INTEREST ENTITIES



1. AMMC CDO I, launched on November 26, 1999.

2. AMMC CDO II, launched on November 27, 2000.

                               EXHIBIT 2.1.4(a)
                               ---------------


                         FORM OF 364-Day REVOLVING NOTE

N-                                                                     ,
                                                               --------  ---

         FOR VALUE RECEIVED, the undersigned, AMERICAN FINANCIAL GROUP, INC., an Ohio corporation (the "Borrower"), hereby promises to pay [Insert Lender] (the "LENDER") or order, on the Final Maturity Date applicable to the 364-Day Revolving Loans, the aggregate unpaid principal amount of the loans made by the Lender to the Borrower pursuant to the Credit Agreement referred to below. The Borrower promises to pay daily interest from the date hereof, computed as provided in such Credit Agreement, on the aggregate principal amount of such loans from time to time unpaid at the per annum rate applicable to such unpaid principal amount as provided in such Credit Agreement and to pay interest on overdue principal and, to the extent not prohibited by applicable law, on overdue installments of interest and principal and fees at the rate specified in such Credit Agreement, all such interest being payable at the times specified in such Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof.

         Payments hereunder shall be made to Fleet National Bank, as Administrative Agent for the payee hereof, at 100 Federal Street, Boston, Massachusetts 02110.

         All loans made by the Lender pursuant to the Credit Agreement referred to below and all repayments of the principal thereof shall be recorded by the Lender and, prior to any transfer hereof, appropriate notations to evidence the foregoing information with respect to each such loan then outstanding shall be endorsed by the Lender on the schedule attached hereto or on a continuation of such schedule attached to and made a part hereof; PROVIDED, HOWEVER, that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower under this Note, such Credit Agreement or under any other Credit Document.

         This Note evidences borrowings under, and is entitled to the benefits and security of, and is subject to the provisions of, the Amended and Restated
Credit Agreement dated as of November   , 2003, as from time to time in effect
(the "CREDIT AGREEMENT"), among the maker, certain of its affiliates, the payee hereof, the Administrative Agent and certain other lenders. The principal of this Note is prepayable in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement. Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

         In case an Event of Default shall occur, the entire principal of this Note may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

         This Note, and any issue, claim or proceeding arising out of or relating to this Note or the conduct of the parties hereto, whether now existing or hereafter arising and whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of The Commonwealth of Massachusetts.

         The parties hereto, including the Borrower and all guarantors and endorsers, hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment, or forbearance or other indulgence without notice.

                            AMERICAN FINANCIAL GROUP, INC.



                            By
                              -----------------------------
                                Title:

                         LOAN AND PAYMENTS OF PRINCIPAL

           Amount           Amount of              Unpaid             Notation
Date       of Loan       Principal Repaid     Principal Balance        Made By
------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

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                                       3

                                EXHIBIT 2.1.4(b)
                                ---------------

                        FORM OF THREE-YEAR REVOLVING NOTE

N-                                                                     ,
                                                               --------  ---

         FOR VALUE RECEIVED, the undersigned, AMERICAN FINANCIAL GROUP, INC., an Ohio corporation (the "Borrower"), hereby promises to pay [Insert Lender] (the "LENDER") or order, on the Final Maturity Date applicable to the Three-Year Revolving Loans, the aggregate unpaid principal amount of the loans made by the Lender to the Borrower pursuant to the Credit Agreement referred to below. The Borrower promises to pay daily interest from the date hereof, computed as provided in such Credit Agreement, on the aggregate principal amount of such loans from time to time unpaid at the per annum rate applicable to such unpaid principal amount as provided in such Credit Agreement and to pay interest on overdue principal and, to the extent not prohibited by applicable law, on overdue installments of interest and principal and fees at the rate specified in such Credit Agreement, all such interest being payable at the times specified in such Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof.

         Payments hereunder shall be made to Fleet National Bank, as Administrative Agent for the payee hereof, at 100 Federal Street, Boston, Massachusetts 02110.

         All loans made by the Lender pursuant to the Credit Agreement referred to below and all repayments of the principal thereof shall be recorded by the Lender and, prior to any transfer hereof, appropriate notations to evidence the foregoing information with respect to each such loan then outstanding shall be endorsed by the Lender on the schedule attached hereto or on a continuation of such schedule attached to and made a part hereof; PROVIDED, HOWEVER, that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower under this Note, such Credit Agreement or under any other Credit Document.

         This Note evidences borrowings under, and is entitled to the benefits and security of, and is subject to the provisions of, the Amended and Restated
Credit Agreement dated as of November   , 2003, as from time to time in effect
(the "CREDIT AGREEMENT"), among the maker, certain of its affiliates, the payee hereof, the Administrative Agent and certain other lenders. The principal of this Note is prepayable in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement. Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

         In case an Event of Default shall occur, the entire principal of this Note may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

         This Note, and any issue, claim or proceeding arising out of or relating to this Note or the conduct of the parties hereto, whether now existing or hereafter arising and whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of The Commonwealth of Massachusetts.

         The parties hereto, including the Borrower and all guarantors and endorsers, hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment, or forbearance or other indulgence without notice.

                            AMERICAN FINANCIAL GROUP, INC.



                            By
                              ----------------------------
                               Title:

                         LOAN AND PAYMENTS OF PRINCIPAL

           Amount           Amount of              Unpaid             Notation
Date       of Loan       Principal Repaid     Principal Balance        Made By
------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

                                  EXHIBIT 5.2.1
                                  -------------

                          FORM OF OFFICER'S CERTIFICATE

         Pursuant to Section 2.1.3 of the Amended and Restated Credit Agreement dated as of November , 2003, as now in effect (the "CREDIT AGREEMENT"), among the undersigned American Financial Group, Inc. (the "BORROWER"), Fleet National Bank, for itself and as Administrative Agent, and certain other Lenders, the Borrower requests that a loan be made on the date specified below (the "CLOSING DATE") in the following amount:

         Closing Date:

         Total amount of loan requested:   $
                                            -------------------

         In connection with the foregoing request, the Borrower represents and warrants that the representations and warranties contained in Section 7 of the Credit Agreement are true and correct on and as of the date hereof with the same force and effect as though originally made on and as of the date hereof; no Default exists on the date hereof or will exist after giving effect to the extension of credit requested hereby; and no Material Adverse Change has occurred.

         The foregoing representations and warranties shall be deemed made by the Borrower on the requested Closing Date unless the Borrower shall have notified the Administrative Agent in writing to the contrary prior to such Closing Date.

         Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

         This certificate has been executed by a duly authorized Financial
Officer of the Borrower this       day of                , 200  .

                            AMERICAN FINANCIAL GROUP, INC.



                            By
                              ----------------------------
                               Title:

                                   EXHIBIT 6.3
                                   -----------

                          Transactions with Affiliates
                          ----------------------------


None.

                                   EXHIBIT 7.1
                                   -----------

                                               Jurisdiction of
Name                                           Incorporation          Ownership
----                                           ---------------        ---------

Great American Insurance Company               Ohio                   100%

Great American Financial Resources, Inc.       Delaware               83%

Great American Life Insurance Company          Ohio                   100%

American Premier Underwriters, Inc.            Pennsylvania           100%

National Interstate Corporation                Ohio                   68%

                                  EXHIBIT 7.11
                                  ------------

                              DEFINED BENEFIT PLANS


None.

                                  EXHIBIT 7.13
                                  ------------

                            ENVIRONMENTAL DISCLOSURE
                                 As of 11/17/03



---------------------  -------------------------------------------------------
Site                                    Description


---------------------  -------------------------------------------------------
BUCKEYE PIPE LINE
-----------------
     In connection with the Company's sale of Buckeye Pipe Line Company ("Buckeye") to a limited partnership in 1986, Buckeye obtained an Administrative Consent Order ("ACO") from the New Jersey Department of Environmental Protection ("NJDEP") under the New Jersey Environmental Cleanup Responsibility Act of 1983 ("ECRA") for all six of Buckeye's facilities in New Jersey. The primary contaminant at these sites is petroleum hydrocarbons. The ACO required Buckeye to conduct a sampling plan for environmental contamination at the New Jersey facilities and to implement any required remediation. As part of the terms of the 1986 sale, the Company agreed to pay for the costs of complying with the ACO. The Company remains responsible for pre-1987 contamination under the terms of the Share Purchase Agreement dated January 5, 1996.

-------------------------------------------------------------------------------
UNION ROAD
----------
     This site was owned and operated by the New York Central Railroad from 1920 to 1959. Since that time the property has changed hands among several corporations controlled by financier L. E. Wolfson. NYDEC threatened AP, as successor to the prior owner, with a lawsuit if AP does not agree to implement the remedial design for the site. By agreeing to do so the Company has reduced the ultimate cost of remediation and avoided the negative publicity of litigation. Remediation was completed in 1996. Monitoring will be required prospectively.

-------------------------------------------------------------------------------
ALTOONA
-------
The Pennsylvania Department of Environmental Resources ("PADER") has notified AP that PADER believes AP to be a responsible party liable for remediation of hazardous substances, including petroleum hydrocarbons and other constituents. AP and the other PRPs have entered into a Consent Decree with PADER for the remediation of the site. The Company is continuing to implement the remedy required by the Consent Decree.

-------------------------------------------------------------------------------
ELKHART/PAOLI/TOLEDO J.W.
-------------------------
     During the third quarter of 1994, the Special Court ruled that neither the settlement of the Valuation Case, the conveyance of property "as is" nor the constitution bars the U.S. government and other parties from pursuing AP for the cost of environmental cleanup at these sites. Consequently, it became probable in the third quarter of 1994 that the Company will incur some liability at each site. The primary contaminants are petroleum hydrocarbons, creosote and PCBs. The Company continues to attempt to negotiate agreements and/or workplans with the government and other PRPs. An agreement has been reached with Conrail in connection with Elkhart and Toledo J.W. with respect to remediation costs.

-------------------------------------------------------------------------------
BERKS
-----
     In October 1992 the original defendants in a case captioned UNITED STATES OF AMERICA V. BERKS ASSOCIATES filed a third-party complaint against APU and approximately 165 other companies. The complaint alleges that APU generated waste oil, which was sent to this superfund site in Berks County, Pennsylvania. AP immediately began investigating documents in possession of the original defendant, the government and old PCTC/PRR records to determine what waste

-------------
oil, if any, its railroad predecessor sent to the site. Given the fact that records were incomplete and sometimes conflicting, estimates of probable liability and the amount of loss, if any, could not be reasonably estimated for many months after October 1992. Under "Settlement Track Procedures" established by the Court, the United States and the PRPs retained TLI, Inc. ("TLI"), a technical consultant, to assist them in determining the amount, type and extent of waste materials or other products which each PRP shipped to the site for processing. On May 3, 1993 TLI issued a generator transaction summary attributing to AP 4,266,845 "delivered gallons" of waste oil which is approximately 3% of total waste into the site. AP challenged the total number of gallons attributed to it as well as the classification of the oil. AP argued that the total waste-in figure of 4,266,845 gallons attributed to it should be readjusted downward to 908,258 gallons. In September 1999, the EPA formally amended the Record of Decision (ROD) to change the remedy from on-site incineration to stabilization. The state has not yet concurred. The amendment reduced APU's estimated share of the remediation costs by approximately 50 percent. On January 19, 2001, the United States Department of Justice lodged a proposed Remedial Design/Remedial Action ("RD/RA") Consent Decree in the United States District Court that would settle its claims with the Company and numerous other Potentially Responsible Parties ("PRPs") concerning the design and construction of a stabilization remedy at the Berks site. This Consent Decree would also address the past cost claims of the U.S. Environmental Protection Agency ("EPA") and the PRP's contribution claims against the United States for wastes sent to the site by various Federal agencies. Under the terms of the Decree, entered in March 2001, and a Cost Sharing Agreement among ten other private PRPs and the United States, the Company contributed $4,242,286.71 to satisfy its obligations under the Decree with respect to the former Penn Central Transportation Company ("PCTC") and Lehigh Valley Railroad ("LVRR"). In October 2001, a supplemental assessment of $898,610 was made against APU and $164,840 against Lehigh Valley. APU/LVRR agreed to settle past costs with the DEP in the amount of $254,044 and $46,602, respectively. In September 2002, APU and LVRR paid a Third Supplemental Assessment in the amount of $777,236.07 and $142,576.05, respectively. The Company expects to receive a full refund of the Third Supplemental Assessment in 2003.

-------------------------------------------------------------------------------
FOX POINT
---------
     This site was sold by PCTC to the State of Delaware in 1975. During the fourth quarter of 1993, AP received a letter from the Delaware Department of Natural Resources and Environmental Control ("DNREC") notifying AP of its alleged liability for the Fox Point site. Contamination in this case arises from fill allegedly brought to the site in the 1960's in order to prepare the site for development of an industrial park. APU executed a Consent Order with DNREC in 1996 for the Remediation Investigation and Feasibility Study for the property. This site is now undergoing remediation. The State of Delaware has remediated approximately half of the site, which is forty acres in size, at a cost of $1.75 million.

-------------------------------------------------------------------------------
CONRAIL ENVIRONMENTAL CLAIMS
----------------------------
     Pursuant to the Rail Reorganization Act, Conrail, on June 1, 1996, became owner and operator of the rail lines and assets previously operated by the Company's rail predecessors.

In December 1994, Conrail threatened to assert several environmental claims against the Company. Subsequent thereto, Conrail filed actions against American Premier in connection with four environmental sites.

-------------------------------------------------------------------------------

AMTRAK REFUELING FACILITY
-------------------------
     The site was owned and operated by PCTC and its predecessors. Evidence suggests fuel oil contamination caused by PCTC and its predecessors, as well as Amtrak. In August 1995 the Delaware Department of Natural Resources ("DNREC") notified APU that it is a potentially responsible party ("PRP"). In August 1998 DNREC notified APU that DNREC analyzed split samples of fish tissue and sediments taken in connection with the ongoing study of oil contamination. DNREC reported these fish and sediment samples contained elevated levels of polychlorinated biphenyls ("PCB's"). Based on this information, DNREC has demanded that APU and Amtrak conduct a Phase 2 Remedial Investigation/Feasibility Study of potential PCB contamination at the former Wilmington Refueling Facility and in the nearby rivers. DNREC's suggested excavation and removal remedy is estimated at $7 million. APU and Amtrak will carefully review remedial alternatives in light of the results of the Phase 2 Study which is due to be completed in 2004. This Study will impact future remediation estimates at the site.

-------------------------------------------------------------------------------
SUNNYSIDE YARD
--------------
     In 1997 the New York Department of Conservation ("NYDEC") notified APU that Penn Central and its predecessors are responsible parties based on past ownership and operation of the site located in Queens, NY. Amtrak is demanding that APU pay 37.5 percent of past and future response costs at the site. Amtrak and New Jersey Transit Corporation claim to have incurred $4.5 million in past costs and estimate an additional $6 million for investigation and cleanup of the site. The Company is evaluating several defenses at this site, including a release from Amtrak executed in October of 1978, that may be applicable to this site. In the interim the Company has agreed to participate in joint funding of the Remedial Investigation/Feasibility Study at a cost to APU of approximately $200,000.

-------------------------------------------------------------------------------
SOUTH AMBOY
-----------
     In 1998 the New Jersey Department of Environmental Protection ("NJDEP") alleged that APU, and predecessor of PCTC, has significant liability for PCB contamination at the site based on the 40-year period in which the Penn Central Railroad and Penn Central Transit Company allegedly operated the site. New Jersey Transit ("NJT") claims that PCTC used PCB transformers for many more years than NJT and should, therefore, pay most of the cleanup costs. NJT asked NJDEP to issue a directive under the Spill Act that would subject APU to a treble damage claim.

-------------------------------------------------------------------------------
CABLE COMPANY ENVIRONMENTAL LIABILITIES
---------------------------------------
     When the Company disposed of its interest in the General Cable Corporation in 1994, it was paid approximately $20,000,000 to assume liability for environmental remediation at certain sites:

     1. an operating steel mill and fabrication plant in Longview, Texas, known as LeTourneau, Inc.;
     2. a fabrication plant for drilling rigs in Vicksburg, Mississippi, also operated by LeTourneau, Inc. and
     3. a steel wire and spring manufacturing concern in Muncie, Indiana, known as Indiana Steel and Wire.

In 1996 the Company completed a transaction whereby it "put" the liabilities for the Longview and Vicksburg sites to Rowan Companies, Inc.

Soil and groundwater investigation and remediation are ongoing at the Muncie site. In September 2002, the Texas Natural Resource Conservation Commission ("TNRCC") issued a Certificate of Completion in connection with the remediation conducted at another former General Cable site--922 Holmes Road--in Texas.

-------------------------------------------------------------------------------

LEHIGH VALLEY RAILROAD DERAILMENT, LEROY, NY
--------------------------------------------
     In 1991 Lehigh Valley Railroad was notified by the New York Department of Environmental Conservation ("NYDEC") that it is a PRP in connection with the derailment at the Gulf Road Crossing in LeRoy, NY, resulting in TCE contaminated soil and groundwater. The Record of Decision ("ROD") was issued March 1997 and includes construction of a waterline extension to connect all impacted residents to a potable water supply, excavation of TCE contaminated soil, installation of a bedrock vapor extraction system and long term monitoring.

-------------------------------------------------------------------------------
MORSE'S POND, WELLESLEY, MA
---------------------------
     By letter dated September 6, 2000, the United States EPA notified APU that it has been identified as a PRP in connection with the Morse's Pond site in Wellesley, Massachusetts. The U.S. EPA believes APU is a successor to a former owner/operator of the site. The site is adjacent to property currently owned by the Massachusetts Bay Transit Authority. The EPA estimates cleanup costs to be approximately $3,600,000. APU's share, if any, cannot reasonably be determined at this time.

-------------------------------------------------------------------------------
MAGNOLIA COMMERCE PARK
----------------------
     This matter is pending in Alabama District Court. Plaintiff alleges fraud and breach of contract in connection with the sale of the property. APU has filed a Motion for Summary Judgment with respect to the fraud allegations in the Complaint. Until the Court rules, APU's liability, if any, cannot reasonably be determined. During the first half of 2003, APU received a demand of $15M to settle the case.

-------------------------------------------------------------------------------

                                  EXHIBIT 10.1
                                  ------------

                              INTERESTS IN CREDITS


364 DAY REVOLVING LOANS
-----------------------
                                               Commitment          Percentage
      Lender                                     Amount             Interest
      ------                                 --------------        ----------

      Fleet National Bank                    $16,666,666.67         17.8571%
      Bank of America, N.A.                  $16,666,666.67         17.8571%
      KeyBank National Association           $11,666,666.67         12.5001%
      US Bank National Association            $8,333,333.33          8.9286%
      Credit Suisse First Boston,
        Cayman Islands Branch                 $8,333,333.33          8.9286%
      Riggs Bank, N.A.                        $8,333,333.33          8.9286%
      The Huntington National Bank            $6,666,666.67          7.1429%
      PNC Bank, National Association          $5,000,000.00          5.3571%
      The Bank of New York                    $3,333,333.33          3.5714%
      JP Morgan Chase Bank                    $3,333,333.00          3.5714%
      LaSalle Bank National Association       $5,000,000.00          5.3571%

      TOTAL                                  $93,333,333.00             100%


THREE YEAR REVOLVING LOANS
--------------------------

                                               Commitment          Percentage
      Lender                                     Amount             Interest
      ------                                 --------------        ----------

      Fleet National Bank                    $33,333,333.33         17.8571%
      Bank of America, N.A.                  $33,333,333.33         17.8571%
      KeyBank National Association           $23,333,333.33         12.5001%
      US Bank National Association           $16,666,666.67          8.9286%
      Credit Suisse First Boston,
        Cayman Islands Branch                $16,666,666.67          8.9286%
      Riggs Bank, N.A.                       $16,666,666.67          8.9286%
      The Huntington National Bank           $13,333,333.33          7.1429%
      PNC Bank, National Association         $10,000,000.00          5.3571%
      The Bank of New York                   $ 6,666,666.67          3.5714%
      JP Morgan Chase Bank                   $ 6,666,667.00          3.5714%
      LaSalle Bank National Association      $10,000,000.00          5.3571%

      TOTAL                                 $186,666,667.00             100%

                                 EXHIBIT 11.1.1
                                 --------------

                            ASSIGNMENT AND ACCEPTANCE

         This Agreement, dated as of                , 200 , is between
                          , a Lender under the Credit Agreement referred to
below (the "ASSIGNOR"), and                          (the "ASSIGNEE").

         For valuable consideration, the receipt of which is hereby acknowledged, the Assignor agrees with the Assignee as follows:

         1. REFERENCE TO CREDIT AGREEMENT; DEFINITIONS. Reference is made to the Amended and Restated Credit Agreement dated as of November __, 2003, as from time to time in effect (the "CREDIT AGREEMENT"), among American Financial Group, Inc. an Ohio corporation, certain of its affiliates, certain lenders (the "LENDERS"), and Fleet National Bank, as administrative agent (the "ADMINISTRATIVE AGENT"). Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

         2. ASSIGNMENT AND ASSUMPTION. Without recourse, representation or warranty of any kind (other than as set forth in Section 3 below), the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, the interests set forth in EXHIBIT A hereto (the "ASSIGNED INTERESTS") in and to the Assignor's rights and obligations under the Credit Agreement and the other Credit Documents (other than Interest Rate Protection Agreements) as of the Assignment Date (as defined in Exhibit A hereto).

         3. REPRESENTATIONS, WARRANTIES, ETC.

         3.1. ASSIGNOR'S REPRESENTATIONS AND WARRANTIES. The Assignor:

                  (a) represents that as of the date hereof, it owns the Assigned Interests beneficially and of record, free of any Liens or adverse claims.

                  (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other Credit Document or any other instrument or document furnished pursuant thereto, other than that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; and

                  (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower and its Subsidiaries or the performance by the Borrower and its Subsidiaries of their obligations under the Credit Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto or thereto.

         3.2. ASSIGNEE'S REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The
              Assignee:

                  (a) represents and warrants that it is legally authorized to enter into this Agreement;

                  (b) represents and warrants that (i) it is incorporated or organized under the laws of the United States of America or a state thereof or (ii) it will perform all of the obligations relating to United States income tax withholding under Section 3.5 of the Credit Agreement;

                  (c) confirms that it has received a copy of the Credit Agreement and any other Credit Document which it has requested, together with copies of the most recent financial statements delivered pursuant to Section 6.4 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement;

                  (d) agrees that it will, independently and without reliance upon the Assignor or any other Person which has become a Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and the other Credit Documents; and

                  (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with their terms all the obligations which by the terms of the Credit Agreement and the other Credit Documents are required to be performed by it as a Lender.

         4. ASSIGNEE PARTY TO CREDIT AGREEMENT; ASSIGNOR RELEASE OF OBLIGATIONS. From and after the Assignment Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Agreement, have the rights and obligations of a Lender thereunder and under the other Credit Documents and
(b) the Assignor shall, to the extent provided in this Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Credit Documents.

         5. NOTICES. All notices and other communications required to be given or made to the Assignee under this Agreement, the Credit Agreement or any other Credit Document shall be given or made at the address of the Assignee set forth on Exhibit A hereto or at such other address as the Assignee shall have specified to the Assignor, the Borrower and the Agent in writing.

         6. FURTHER ASSURANCES. The parties hereto agree to execute and deliver such other instruments and documents and to take such other actions as any party hereto may reasonably request in connection with the transactions contemplated by this Agreement.

         7. GENERAL. This Agreement, the Credit Agreement and the other Credit Documents constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all current and prior agreements and understandings, whether written or oral, with respect to such subject matter. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof, and any invalid or unenforceable provision shall be modified so as to be enforced to the maximum extent of its validity or enforceability. This Agreement may be executed in any number of counterparts, which together shall constitute one instrument, and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, including as such successors and assigns all holders of any Credit Obligation. This Agreement shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of The Commonwealth of Massachusetts.

         Each of the Assignor and the Assignee has caused this Agreement to be executed and delivered by its duly authorized officer as an agreement under seal as of the date first above written.

                                           ASSIGNOR


                                           -----------------------------------


                                           By
                                             ---------------------------------
                                               Title:

                                           ASSIGNEE


                                           -----------------------------------


                                           By
                                             ---------------------------------
                                               Title:

The foregoing is approved:

AMERICAN FINANCIAL GROUP, INC.


By
  ---------------------------------
    Title:

FLEET NATIONAL BANK,
   as Administrative Agent under the Credit Agreement


By
  ---------------------------------
    Title:

                          AMERICAN FINANCIAL GROUP, INC.

                                    EXHIBIT A
                                       TO
                            ASSIGNMENT AND ACCEPTANCE
                            -------------------------

1.       PARTIES

         Assignor:
                    -----------------------------------------------

         Assignee:
                    -----------------------------------------------

         Assignee Address:
                            ---------------------------------------


                            ---------------------------------------


                            ---------------------------------------

         Assignee Telecopy:
                            ---------------------------------------

2.       ASSIGNMENT DATE:
                            ---------------------------------------

3.       ASSIGNED INTERESTS

         Outstanding 364-Day Revolving Loan:      $
                                                   -----------------------

         Outstanding Three-Year Revolving Loan:   $
                                                   -----------------------

         Over-all Revolving Loan Commitment:      $
                                                   -----------------------
         (sum of assigned unfunded commitment
          plus amounts set forth above)

         Unpaid interest and commitment fees with respect to the assigned credits described above, accrued through the Assignment Date, are for the account of the Assignor unless set forth to the contrary herein.

4.       ASSIGNOR'S POST ASSIGNMENT INTERESTS
         After giving effect to this assignment, the Assignor represents that its interests in the following credits are summarized as follows:

         364-Day Revolving Loan Commitment:       $
                                                   ----------------------

         Three-Year Revolving Loan Commitment:    $
                                                   ----------------------

5.       ASSIGNEE'S POST ASSIGNMENT INTERESTS

         After giving effect to this assignment, the Assignee represents that its interests in the following credits are summarized as follows:

         364-Day Revolving Loan Commitment:       $
                                                   ----------------------

         Three-Year Revolving Loan Commitment:    $
                                                   ----------------------












                                       2